EXHIBIT 4.5

EXECUTION COPY

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 24, 2004

among

TFM, S.A. DE C.V.,

as Borrower

JPMORGAN CHASE BANK,

as Administrative Agent

and

THE BANKS NAMED HEREIN,

as Banks

US$186,428,570.80

-i-

-ii-

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SCHEDULES
Schedule 1.1(a)	2005 Dollar Commitments
Schedule 1.1(b)	2005 Peso Commitments
Schedule 1.1(c)	2006 Dollar Commitments
Schedule 1.1(d)	2006 Peso Commitments
Schedule 1.1(e)	Lending Offices; Addresses of Notices; Payment Instructions
Schedule 1.1(f)	Existing Facility Obligations
Schedule 4.18	Subsidiaries
Schedule 6.4	Existing Investments
Schedule 6.6	Existing Encumbrances or Restrictions
Schedule 6.8	Existing Liens
Schedule 6.9	Existing Indebtedness

EXHIBITS

Exhibit A-1	Form of 2005 Dollar Note
Exhibit A-2	Form of 2006 Dollar Note
Exhibit A-3	Form of 2005 Peso Note
Exhibit A-4	Form of 2006 Peso Note
Exhibit B	Form of Term Loan Guarantee
Exhibit C	Form of Pledge Without Transfer of Possession Agreement
Exhibit D-1	Form of Opinion of Mexican Counsel to Borrower
Exhibit D-2	Form of Opinion of New York Counsel to Borrower
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Notice of Borrowing

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US$186,428,570.80
Term Loan

Dated as of June 24, 2004

     FIRST AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 17, 2002, as amended and restated as of June 24, 2004 among TFM, S.A. de C.V., a limited liability company with variable capital (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Borrower”) and the several Banks parties hereto and JPMorgan Chase Bank, as Administrative Agent.

PRELIMINARY STATEMENTS:

     Each financial institution party (i) to the $122,000,000 Credit Agreement (the “Existing USCP Banks”), dated as of September 17, 2002 (the “Existing USCP Credit Agreement”) entered into in connection with the Borrower’s U.S. commercial paper program (the “Existing USCP Program”) and (ii) to the $128,000,000 Term Loan Agreement (the “Existing Term Banks”), dated as of September 17, 2002 (the “Existing Term Loan Agreement”) has previously extended or, in the case of Existing USCP Banks, may be obligated to extend, one or more credits to the Borrower, the aggregate principal amount of which is set forth on Schedule 1.1(f) hereto for each of the Existing USCP Banks (the “Existing USCP Debt”) and the Existing Term Banks (the “Existing Term Loan Debt” and; collectively with the Existing USCP Debt the “Existing Facility Obligations”).

     The Borrower has requested each of the Existing USCP Banks and the Existing Term Banks, on the terms and conditions of this Agreement, to amend and restate the Existing Term Loan Agreement (i) to increase the aggregate principal amount of term loans available thereunder by $95,000,000 (the “Additional Term Loans”) to an aggregate principal amount on the Effective Date of US$186,428,570.80 for the purpose of refinancing the Existing USCP Debt, (ii) to provide term loans to be denominated in Dollars or in Pesos and (iii) to make certain other changes to the terms and conditions of the Existing Term Loan Agreement.

     Subject to the terms and conditions set forth below, the Existing USCP Banks are willing to make the Additional Term Loans to refinance Existing USCP Debt, and the Administrative Agent and the Banks are willing to enter into this Agreement to amend and restate the Existing Term Loan Agreement.

     NOW, THEREFORE, the Borrower, the Banks, and the Administrative Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.1.   Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

     “Additional Amounts” shall have the meaning assigned to that term in Section 2.11.

     “Additional Term Loans” shall have the meaning set forth in the Preliminary Statements.

     “Administration Fees” shall have the meaning assigned to that term in Section 2.9(a).

     “Administrative Agent” shall mean the administrative agent for the Banks appointed pursuant to Section 8.1, initially, JPMCB, and its successors in such capacity and shall include, for purposes of administering the Peso Term Loans hereunder (and for the purposes of Article VIII), Banco JPM to the extent that JPMorgan Chase Bank delegates such administrative duties to Banco JPM pursuant to Section 8.2.

     “Affected Bank” shall have the meaning assigned to that term in Section 2.13(a)(iii)(A).

     “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” shall mean this First Amended and Restated Credit Agreement, as from time to time amended, supplemented or otherwise modified.

     “Applicable Margin” for each Tranche of Term Loans shall be determined based on the Consolidated Leverage Ratio as set forth in the table below:

Consolidated
Leverage Ratio	Applicable Margin
	2005	2006	2006	2005	2006	2006
	Dollar	Dollar Loan	Dollar Loan	Peso	Peso Loans	Peso Loans
	Loan	(until 9/17/05)	(after 9/17/05)	Loans	(until 9/17/05)	(after 9/17/05)
> 4.0x	2.225%	3.000%	3.250%	2.225%	3.000%	3.250%
> 3.5x to < 4.0x	2.125%	2.875%	3.125%	2.125%	2.875%	3.125%
> 3.0x to < 3.5x	1.625%	2.375%	2.625%	1.625%	2.375%	2.625%
< 3.0x	1.375%	2.125%	2.375%	1.375%	2.125%	2.375%

; provided that changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to Administrative Agent pursuant to Section 5.2 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.2, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate for each Tranche of Term Loans set forth in the table above shall apply to such Tranche. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate for each Tranche of Term Loans set forth in the table above shall apply to such Tranche. Each determination of the Consolidated Leverage Ratio for the purposes of determining the Applicable Margin shall be made in a manner consistent with the determination thereof pursuant to Section 6.1.

     “Arrendadora” shall mean Arrendadora TFM, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico, and its successors.

     “Arrendadora Pledge” shall mean the pledge without transfer of possession (prenda sin transmisión de la posesión) subject to condition (condición suspensiva), in respect of the locomotives and railroad cars owned by Arrendadora made by Arrendadora in favor of the Administrative Agent for the benefit of the Banks, substantially in the form of Exhibit C hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     “Asset Sale” shall mean any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Borrower or any of its Subsidiaries of (i) all or any of the Equity Interests of any Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Borrower or any of its Subsidiaries or (iii) any other property and assets of the Borrower or any of its Subsidiaries, including, without limitation, receivables.

     “Assignment and Acceptance” shall have the meaning assigned to that term in Section 9.10.

     “Attributable Debt” shall mean, in respect of a sale-leaseback transaction, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with IFRS) of the total obligations of the Borrower or the relevant Subsidiary, as lessee, for rental payments during the remaining term of the lease included in such sale-leaseback transaction (including any period for which such lease has been extended).

     “Banco JPM” shall have the meaning assigned to that term in Section 8.2.

     “Banks” shall be the collective reference to the 2005 Dollar Banks, the 2005 Peso Banks, the 2006 Dollar Banks and the 2006 Peso Banks; individually, a “Bank”.

     “Bank Affiliate” shall have the meaning assigned to that term in Section 9.10.

     “Borrower” shall have the meaning assigned to that term in the preliminary statement hereto.

     “Borrowing Date” shall mean any Business Day during the Commitment Period specified by the Borrower as a date on which the Borrower requests the Banks to make Additional Term Loans hereunder.

     “Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banking institutions are authorized or required to close (i) in New York, New York and (ii) (a) with respect to Dollar Term Loans, London, England and (b) with respect to Peso Term Loans, Mexico City, Mexico.

     “Capital Expenditures” shall mean, with respect to the Borrower and its Subsidiaries, all expenditures by the Borrower and its Subsidiaries which should be capitalized in accordance with IFRS, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with IFRS).

     “Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with IFRS, is required to be capitalized on the balance sheet of such Person.

     “Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under generally accepted accounting principles, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

     “Change of Control” shall mean such time as:

   (1)     Neither KCSI nor Grupo TMM (or both of them together) is the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of Grupo TFM) of Voting Stock representing more than 50.0% of the total voting power of the total Voting Stock of Grupo TFM on a fully diluted basis;

   (2)     individuals who on the Effective Date constitute the Board of Directors of the Borrower or Grupo TFM (together with any new directors whose election by the Board of Directors or by the Borrower’s stockholders or Grupo TFM’s stockholders, as the case may be, was approved by a vote of at least two-thirds of the members of such Board of Directors then in office who either were members of such Board of Directors on the Effective Date or whose election or nomination for election was previously so approved or who were appointed by one or more of the Existing Holders) cease for any reason to constitute a majority of the members of such Board of Directors then in office;

   (3)     Grupo TFM does not own all of the outstanding Voting Stock of the Borrower other than as a result of (A) one or more primary offerings of Common Stock of the Borrower having, in the aggregate, voting power equal to or less than 35% of the total voting power of the Voting Stock of the Borrower, so long as Grupo TFM shall remain the beneficial owner of at least 65% of the outstanding Voting Stock of the

   Borrower or (B) a merger, consolidation, sale, transfer or lease solely between Grupo TFM and the Borrower; or

   (4) a “change in control” as defined in any Senior Note Indenture shall occur.

     “Commitment Period” shall be the period from and including the Effective Date to and including September 10, 2004.

     “Commitments” shall be the collective reference to the 2005 Dollar Commitments, the 2005 Peso Commitments, the 2006 Dollar Commitments and the 2006 Peso Commitments.

     “Concession Title” shall mean the Borrower’s right for a period of 30 years, to be the exclusive provider (subject to certain trackage rights) of freight transportation services over the Northeast Rail Lines and for an additional 20 years to be a non-exclusive provider of such services granted by the Mexican government pursuant to the Concession Title, subject in all cases to the terms and conditions of the Concession Title, as in effect on June 23, 1997, the date on which Grupo TFM acquired 80% of the Equity Interests of the Borrower.

     “Consolidated EBIT” shall mean, for any period, the Consolidated Net Income for such period, increased by interest expense and provision for taxes based on income and without giving effect to any extraordinary gains or losses (or other gains or losses resulting from the sale of assets or from other activities not relating to the normal business of the Borrower) otherwise reflected in Consolidated Net Income.

     “Consolidated EBITDA” shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the amount of all amortization and depreciation, in each case that were deducted in arriving at Consolidated EBIT for such period.

     “Consolidated Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Fixed Charges for such period.

     “Consolidated Fixed Charges” shall mean, for any period, the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) the amount of all Capital Expenditures made by the Borrower and its Consolidated Subsidiaries during such period, (iii) all cash payments in respect of taxes made by the Borrower and its Consolidated Subsidiaries during such period (net of any cash refunds actually received during such period), (iv) the scheduled principal amount of all amortization payments on all Indebtedness (including without limitation the principal component of all Capitalized Lease Obligations) of the Borrower and its Consolidated Subsidiaries for such period, (v) all cash payments made by the Borrower for the benefit of employees pursuant to profit sharing plans in accordance with applicable Mexican law (vi) all cash dividend payments and (vii) the amount of postings of cash collateral and other payments related to Swap Agreements outstanding at the end of such period.

     “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness, Term Loans, Senior Unsecured Notes I and II and all Capitalized Lease Obligations and the aggregate face amount (without giving effect to the discount on issuance) of the Senior Discount Debentures) of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with IFRS.

     “Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.

     “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, that portion of Capitalized Lease Obligations of the Borrower and its Consolidated Subsidiaries representing the interest factor for such period in any event (i) including (x) the amortization of any original issue discount in connection with the Senior Discount Debentures and (y) withholding or similar taxes paid by the Borrower and its Consolidated Subsidiaries arising from, or in connection with, the payment of interest, fees and any other amounts (in any event, including all Additional Amounts and withholdings with respect to the Senior Notes paid during such period), but (ii) excluding the amortization of any other deferred financing costs incurred in connection with this Agreement or the issuance of the Senior Notes and any other permitted Indebtedness.

     “Consolidated Leverage Ratio” shall mean, on any date, the ratio of (i) Consolidated Indebtedness on such date to (ii) Consolidated EBITDA for the period of four fiscal quarters most recently ended.

     “Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Borrower and its Consolidated Subsidiaries, excluding any amounts included in the consolidated net after tax income of the Borrower and its Consolidated Subsidiaries in respect of the VAT Refund, determined in accordance with IFRS.

     “Consolidated Net Worth” shall mean, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Borrower and its Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation), less any amounts attributable to any Equity Interest which is redeemable prior to the 2006 Final Maturity Date or any equity security convertible into or exchangeable for Indebtedness or for such redeemable Equity Interests, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Equity Interests of the Borrower or any of its Subsidiaries, each item to be determined in accordance with IFRS.

     “Consolidated Total Revenues” shall mean, for any period, the consolidated total revenues of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with IFRS.

     “Consolidated Subsidiaries” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with IFRS.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Debt Service” shall mean, for any period, the sum, without duplication, of (i) interest expense of the Borrower and its Subsidiaries paid during such period and (ii) principal paid by the Borrower and its Subsidiaries during such period in respect of Indebtedness to Persons other than Affiliates of the Borrower.

     “Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or lapse of time or both has been satisfied.

     “Dollar Banks” shall mean the collective reference to the 2005 Dollar Banks and the 2006 Dollar Banks; individually, a “Dollar Bank”.

     “Dollar Equivalent” shall mean with respect to an amount of Pesos on any date, the Dollar amount which would result from the conversion of such Peso amount into Dollars on such date, as determined by Administrative Agent using the Exchange Rate.

     “Dollar Interest Payment Date” shall mean (a) as to any Dollar Term Loan having a Dollar Interest Period of three months or less, the last day of such Dollar Interest Period, (b) as to any Dollar Term Loan having a Dollar Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Dollar Interest Period and the last day of such Dollar Interest Period, and (c) the date of any repayment or prepayment made in respect of any Dollar Term Loan.

     “Dollar Interest Period” shall mean, with respect to any Dollar Term Loan, initially the period commencing on the Effective Date or the Borrowing Date, as applicable, with respect to such Dollar Term Loan and ending on September 17, 2004 and, thereafter, each period commencing on the last day of the next preceding Dollar Interest Period and ending three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., New York City time, on the date that is three Business Days prior to the last day of the then current Dollar Interest Period with respect thereto; provided that, (i) if any Dollar Interest Period would otherwise end on a day which is not a Business Day, that Dollar Interest Period shall be extended to the immediately succeeding Business Day unless the result of such extension would be to carry such Dollar Interest Period into another calendar month in which event such Dollar Interest Period shall end on the immediately preceding Business Day, (ii) any Dollar Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Dollar Interest Period) shall end on the last Business Day of a calendar month, (iii) if any Dollar Interest Period for any 2005 Dollar Loan would otherwise (but for this clause (iii)) extend beyond the 2005 Final Maturity Date then such Dollar Interest Period shall end on the 2005 Final Maturity Date and (iv) if any Dollar Interest Period for any 2006 Dollar Loan would otherwise (but for this clause (iv)) extend beyond the 2006 Final Maturity Date, then such Dollar Interest Period shall end on the 2006 Final Maturity Date.

     “Dollar Term Loans” shall mean the collective reference to the 2005 Dollar Loans and the 2006 Dollar Loans.

     “Dollars” and “US$” shall mean lawful money of the United States of America.

     “Effective Date” shall mean the date on which all of the conditions set forth in Section 3.1 hereof have been fulfilled.

     “Environmental Laws” shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

     “Eurocurrency Liabilities” shall mean, with respect to any Bank, the full reserve requirement percentage imposed in respect of “Eurocurrency Liabilities”, as such term is defined in Regulation D (or any successor provision) (including any marginal, emergency, supplemental, special or other reserves) of the Board of Governors of the Federal Reserve System, that such Bank in its sole discretion determines to be applicable to such Bank for each day during Dollar Interest Period.

     “Event of Default” shall have the meaning assigned to that term in Section 7.1.

     “Excess Cash Flow” shall mean, for any period, (i) the sum, without duplication, of (A) Consolidated EBITDA for such period, (B) the change (positive or negative), if any, in Working Capital, from the opening of business on the first day, to the close of business on the last day, of such period, (C) interest income, (D) any ordinary course operating income received in cash during such period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries that is not otherwise reflected in Consolidated EBITDA, but is otherwise treated as income during such period in accordance with IFRS, (E) any extraordinary income otherwise treated as income during such period in accordance with IFRS, (F) the excess, if any, of the aggregate unrestricted cash balances (including Temporary Cash Investments) of the Borrower and its Subsidiaries over the Minimum Cash Balance, at close of business on the last day prior to the beginning of such period minus (ii) the sum, without duplication, of (A) Capital Expenditures made by the Borrower and its Subsidiaries permitted pursuant to Section 6.1(d) made during such period, (B) taxes and mandatory profit sharing paid by the Borrower and its Subsidiaries on a consolidated basis during such period, (C) any ordinary course operating expenses paid in cash during such period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries that are not otherwise reflected in Consolidated

EBITDA, but are otherwise treated as expenses during such period in accordance with IFRS, (D) any extraordinary expenses that are not otherwise reflected in Consolidated EBITDA, but are otherwise treated as expenses during such period in accordance with IFRS, (E) Debt Service for such period.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Exchange Rate” shall mean, for any date, the Peso/Dollar exchange rate published by Banco de México in the Federal Official Gazette (Diario Oficial de la Federación) as the rate “para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” on such date; provided that, if Banco de México ceases to publish such exchange rate, the exchange rate shall be calculated by taking the average of the the Peso/Dollar exchange rates published by JP Morgan Chase Bank, Citibank, N.A. (or the main offices of their subsidiaries located in Mexico, if not published by those institutions) and BBVA Bancomer S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as of close of business on such date.

     “Existing Debt” shall have the meaning set forth in the Preliminary Statements.

     “Existing Holders” shall be the collective reference to KCSI and Grupo TMM; individually, an “Existing Holder”.

     “Existing Term Banks” shall have the meaning set forth in the Preliminary Statements.

     “Existing Term Loan Agreement” shall have the meaning set forth in the Preliminary Statements.

     “Existing Term Loan Debt” shall have the meaning set forth in the Preliminary Statements.

     “Existing USCP Banks” shall have the meaning set forth in the Preliminary Statements.

     “Existing USCP Commitments” shall be the collective reference to the 2005 Dollar Commitments, the 2005 Peso Commitments, the 2006 Dollar Commitments and the 2006 Peso Commitments of the Existing USCP Banks.

     “Existing USCP Credit Agreement” shall mean the $122,000,000 Credit Agreement, dated as of September 17, 2002, among the Borrower, J.P. Morgan Securities, Inc. and Salomon Smith Barney, Inc. as joint lead arrangers, JPMorgan Chase Bank as the administrative agent and the Existing USCP Banks.

     “Existing USCP Debt” shall have the meaning set forth in the Preliminary Statements.

     “Existing USCP Program” shall have the meaning set forth in the Preliminary Statements.

     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     “Fee Letter” shall have the meaning assigned to that term in Section 2.9(a).

     “Governmental Authority” shall mean any nation or government, any state or other political or administrative subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government.

     “Grupo TFM” shall mean Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico.

     “Grupo TMM” means Grupo TMM, S.A. de C.V., a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico, and its successors.

     “Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing (whether pursuant to a guaranty, a fianza, an aval or otherwise) any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or obligations arising, in the ordinary course of business, from contracting for interline railroad services. The term “Guarantee” used as a verb has a corresponding meaning.

     “Guarantors” shall be the collective reference to Arrendadora and Grupo TFM; individually, a “Guarantor”.

     “Hacienda” shall mean the Secretaría de Hacienda y Crédito Público (Ministry of Finance and Public Credit) of Mexico.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “IFRS” shall mean the accounting principles known as the “International Financing Reporting Standards” issued by the International Accounting Standards Committee, as in effect from time to time.

     “Indebtedness” shall mean, with respect to any Person at any date of determination (without duplication):

     (a) all indebtedness of such Person for borrowed money;

     (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

     (c) all obligations of such Person in respect of letters of credit or other similar instruments;

     (d) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business);

     (e) all obligations of such Person as lessee under Capitalized Leases (but not operating leases);

     (f) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (e) and (h) of this definition;

     (g) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness; and

     (h) to the extent not otherwise included in this definition, obligations to make payments under Swap Agreements.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation.

     “JPMCB” shall mean JPMorgan Chase Bank.

     “KCSI” means Kansas City Southern Industries, Inc., a Delaware corporation, and its successors.

     “Lending Office” shall mean, with respect to any Bank, initially, the office of such Bank designated as such in Schedule 1.1(e); thereafter, such other office of such Bank (or a branch thereof) registered with Hacienda for purposes of Article 195 (I) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provision for organized and licensed under the laws of Mexico, if any, which shall be making or maintaining Peso Term Loans in accordance with the provisions of this Agreement.

     “LIBOR” shall mean, with respect to each Dollar Interest Period, the rate for deposits in Dollars for a period most closely approximating such Dollar Interest Period quoted on the second Business Day prior to the first day of such Dollar Interest Period, as such rate appears on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as of 11:00 a.m. (London time) on such date; in each case as determined by the Administrative Agent and notified to the Dollar Banks and the Borrower on such second prior Business Day. If LIBOR cannot be determined based on Page 3750 of the Dow Jones Market Service, LIBOR means the average of the rates per annum, as supplied to the Administrative Agent, quoted by the respective London Branches of JPMCB and Citibank, N.A. to prime banks in the London interbank market for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Dollar Interest Period in an amount approximately equal to the principal amount of the Dollar Term Loans to which such Dollar Interest Period is to apply and for a period of time comparable to such Dollar Interest Period.

     “Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any other contractual or statutory arrangement or provision having substantially the same economic, financial or operational effect as any of the foregoing); including, without limitation, any device, including without limitation, a foreign, including Mexican, trust or joint venture, for the purpose of setting aside funds for facilitating payments to any person or group of persons.

     “Loan Documents” shall mean the collective reference to this Agreement, the Notes, the Arrendedora Pledge, the Term Loan Guarantee and any other agreements, documents and instruments executed and delivered in connection with the transactions contemplated hereby and thereby.

     “Loan Parties” shall mean the collective reference to the Borrower and the Guarantors; individually, a “Loan Party”.

     “Majority Banks” shall mean on any date, Banks holding at least 66 2/3% of the sum of (i) undrawn Existing USCP Commitments on such date and (ii) Term Loans outstanding on such date, as determined by the Administrative Agent by converting Peso Term Loans into Dollars based on the Dollar Equivalent thereof on such date.

     “Management Fees” shall mean the management fees payable to KCSI and Grupo TMM, and their respective Affiliates, shareholders, partners, directors or other persons,

pursuant to (a) the Management Services Agreement, dated May 9, 1997, between KCS Transportation Company and the Borrower and (b) the Management Services Agreement, dated May 9, 1997, between Grupo TMM and the Borrower.

     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or on either Guarantor and its subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Banks hereunder or thereunder.

     “Mexican Financial Institution” shall mean a financial institution organized and existing pursuant to and in accordance with the laws of Mexico.

     “Mexico” shall mean the Estados Unidos Mexicanos (the United Mexican States).

     “Mexrail” shall mean Mexrail, Inc., a Delaware corporation, and its successors.

     “Minimum Cash Balance” shall mean cash and Temporary Cash Investments of the Borrower and its Subsidiaries in an aggregate amount of $20,000,000.

     “Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

     “Net Cash Proceeds” shall mean, with respect to any event, (a) the proceeds, in the form of cash or cash equivalents, received in respect of such event, including (i) any cash or cash equivalents received in respect of non-cash proceeds, but only as and when received and any amount eliminated from any reserve referred to in clause (iv) below, but only as and when eliminated, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation of similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including fees and expenses of counsel and investment bankers) paid by the Borrower and its Subsidiaries to the third parties (other than Affiliates) in connection with such event, (ii) in the case of an Asset Sale (or a casualty or other damage or condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid by the Borrower and its Subsidiaries, and (iv) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower).

     “Northeast Rail Lines” shall mean that portion of the Mexican railroad system that is the subject of the Concession Title.

     “Notes” shall be the collective reference to the 2005 Dollar Notes, the 2006 Dollar Notes, the 2005 Peso Notes and the 2006 Peso Notes (in each case as defined in Section 2.1(b)); individually, a “Note”, and each as executed by the Borrower and guaranteed (por aval) by the Guarantors.

     “Notice of Borrowing” shall have the meaning assigned to that term in Section 2.2 and shall be substantially in the form of Exhibit F.

     “Obligations” shall mean all of the obligations and liabilities of the Borrower to the Banks and the Administrative Agent now or in the future existing under or in connection with this Agreement and the other Loan Documents (as any of the foregoing may from time to time be respectively amended, modified, substituted, extended or renewed), direct or indirect, absolute or contingent, due or to become due, now or hereafter existing.

     “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     “Participant” shall have the meaning assigned to that term in Section 9.11.

     “Participation Agreement” shall have the meaning assigned to that term in Section 9.11.

     “Permitted Liens” shall mean:

     (a) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

     (b) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

     (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

     (d) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

     (e) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of the business of the Borrower or any of its Subsidiaries;

     (f) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of the business of the Borrower and its Subsidiaries, taken as a whole;

     (g) Liens arising from the rendering of a final judgment or order against the Borrower or any of its Subsidiaries that does not give rise to an Event of Default;

     (h) Liens securing reimbursement obligations with respect to commercial or trade letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

     (j) Liens encumbering customary initial deposits and margin deposits, and other customary Liens on cash and cash deposits, in each case, securing Indebtedness under Swap Agreements designed solely to protect the Borrower or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities.

     “Person” shall mean any corporation, partnership, joint venture, trust, limited liability company, individual or other person or entity of any kind.

     “Peso Banks” shall be the collective reference to the 2005 Peso Banks and the 2006 Peso Banks; individually, a “Peso Bank”.

     “Peso Equivalent” shall mean with respect to an amount of Dollars on any date, the Peso amount that would result from the conversion of such Dollar amount into Pesos on such date, as determined by Administration Agent using the Exchange Rate.

     “Peso Interest Payment Date” shall mean (a) the last day of each Peso Interest Period and (b) the date of any repayment or prepayment made in respect of any Peso Term Loan.

     “Peso Interest Period” shall mean, with respect to any Peso Term Loan, initially, the period commencing on the Effective Date or the Borrowing Date, as applicable, with respect to such Peso Term Loan and ending 28 days thereafter and, thereafter, each period commencing on the last day of the next preceding Peso Interest Period and ending 28 days thereafter; provided that, (i) if any Peso Interest Period would otherwise end on a day which is not a Business Day, such Peso Interest Period shall end on the immediately succeeding Business Day, (ii) if any Peso Interest Period for any 2005 Peso Loan would otherwise (but for this clause (ii)) extend beyond the 2005 Final Maturity Date, then such Peso Interest Period shall end on the 2005 Final Maturity Date and (iii) if any Peso Interest Period for any 2006 Peso Loan would otherwise (but for this clause (iii)) extend beyond the 2006 Final Maturity Date, then such Peso Interest Period shall end on the 2006 Final Maturity Date

     “Peso Term Loans” shall be the collective reference to the 2005 Peso Loans and the 2006 Peso Loans.

     “Pesos” shall mean the lawful money of Mexico.

     “Prepayment Event” shall mean (a) (i) any Asset Sale described in clause (d) of Section 6.11 and (ii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceedings of, any property or asset or the Borrower or any Subsidiary, but only to the extent that, in any fiscal year of the Borrower, the aggregate Net Cash Proceeds from all such Asset Sales and other events exceed $1,000,000; (b) the issuance by the Borrower or any Subsidiary of any Equity Interests, or the receipt by the Borrower or any Subsidiary of any capital contribution; (c) the incurrence by the Borrower or any Subsidiary of any Indebtedness permitted under Section 6.9(h); and (d) the receipt of the VAT Refund by the Borrower or any of its Affiliates.

     “Put Agreement” shall mean the agreement dated June 9, 1997 among the government of Mexico, Grupo TFM, Grupo TMM and KCSI to repurchase capital stock of the Borrower.

     “Rate of Exchange” shall have the meaning assigned to that term in Section 9.14.

     “Reinvestment Notice” shall mean a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Prepayment Event described in clause (a) of the definition thereof to acquire or repair assets useful in its business.

     “Reinvestment Prepayment Date” shall mean with respect to any Prepayment Event described in clause (a) of the definition thereof, the earlier of (a) the date occurring 180 days after such Prepayment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the Net Cash Proceeds of such Prepayment Event.

     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Requirement of Law” shall mean, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     “Responsible Officer” of a Person shall mean the Chairman, Chief Executive Officer, President, any Executive Director, Director, Vice President, Treasurer or Assistant Treasurer of that Person, in each case authorized to the extent required by a board resolution or shareholder meeting; provided that such officer is then authorized to bind such Person.

     “Restricted Payments” shall have the meaning assigned to that term in Section 6.3.

     “S&P” shall mean Standard & Poor’s Ratings Group and its successors.

     “Senior Discount Debentures” shall mean the Borrower’s 11 3/4% Senior Discount Debentures due 2009 issued pursuant to the Senior Discount Debentures Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Discount Debentures with substantially identical terms as the Senior Discount Debentures.

     “Senior Discount Debentures Indenture” shall mean the indenture, dated as of June 16, 1997, among Grupo TFM, the Borrower and The Bank of New York, as amended, supplemented or otherwise modified from time to time.

     “Senior Notes” shall be the collective reference to the Senior Unsecured Notes I and II and the Senior Discount Debentures.

     “Senior Notes Indentures” shall be the collective reference to the Senior Discount Debentures Indenture and the Senior Unsecured Notes Indentures I and II.

     “Senior Unsecured Notes I” shall mean the Borrower’s 10 1/4% Senior Notes due 2007 issued pursuant to the Senior Unsecured Notes Indenture I and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Unsecured Notes I with substantially identical terms as the Senior Unsecured Notes I.

     “Senior Unsecured Notes II” shall mean the Borrower’s 12 1/2% Senior Notes due 2012 issued pursuant to the Senior Unsecured Notes Indenture II and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Unsecured Notes II with substantially identical terms as the Senior Unsecured Notes II.

     “Senior Unsecured Notes Indenture I” shall mean the indenture, dated as of June 16, 1997, among Grupo TFM, the Borrower and The Bank of New York, as amended, supplemented or otherwise modified from time to time.

     “Senior Unsecured Notes Indenture II” shall mean the indenture, dated as of June 13, 2002, among Grupo TFM, the Borrower and The Bank of New York, as amended, supplemented or otherwise modified from time to time.

     “Sharing Percentage” shall mean, as to any Bank as of any date, the percentage which the aggregate principal amount of such Bank’s Term Loans constitutes of the aggregate principal amount of all Term Loans, as determined by the Administrative Agent by converting Peso Term Loans into Dollars based on the Dollar Equivalent thereof on such date.

     “Subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person or by such Person and one or more other Subsidiaries of such Person.

     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Temporary Cash Investments” shall mean any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof; (ii) time deposit accounts, certificates of deposit and money market deposits denominated and payable in Dollars maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of U.S.$200,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by S&P or Moody’s or any money-market fund denominated and payable in Dollars sponsored by a registered broker dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) commercial paper denominated and payable in Dollars, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any state thereof with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; (vi) Certificados de la Tesorería de la Federacíon (Cetes) or Bonos de Desarrollo del Gobierno Federal (Bondes) issued by the government of Mexico and maturing not more than 180 days after the acquisition thereof, (vii) Investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (vi) above; (viii) demand deposit accounts with U.S. banks (or Mexican banks specified in clause (ix) of this definition) maintained in the ordinary course of business; and (ix) certificates of deposit, bank promissory notes and bankers’ acceptances denominated in Pesos, maturing not more than 180 days after the acquisition thereof and issued or guaranteed by any one of the five largest banks (based on assets as of the immediately preceding December 31) organized under the laws of Mexico and which are not under intervention or controlled by the Instituto para la Protección al Ahorro Bancario or any successor thereto.

     “Term Loan Guarantee” shall mean the Guarantee made by Arrendadora and Grupo TFM in favor of the Administrative Agent for the benefit of the Banks, substantially in the form of Exhibit B, as the same may be amended, supplemented or modified from time to time.

     “Term Loans” shall be the collective reference to the Dollar Term Loans and the Peso Term Loans.

     “Texas Mexican Railway Company” means the Texas Mexican Railway Company, a Texas corporation, and its successors.

     “TIIE Rate” means, for each Peso Interest Period with respect to Peso Term Loans, the Equilibrium Interbank Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a period of 28 days as published by Banco de México in the Diario Oficial de la Federación on the first Business Day, or of most recent publication, prior to the commencement of the relevant Peso Interest Period, or if such day is not a Business Day, on the next preceding Business Day on which there was such a quote. In the event the TIIE Rate shall cease to be published, the “TIIE Rate” shall mean any rate specified by the Banco de México as the substitute rate therefor.

     “Tranche” shall mean all outstanding 2005 Dollar Loans, all outstanding 2006 Dollar Loans, all outstanding 2005 Peso Loans or all outstanding 2006 Peso Loans, as the context shall require.

     “Tranche Majority Banks” shall mean, with respect to any Banks holding any Tranche of Term Loans on any date, those Banks whose Commitments with respect to such Tranche represent at least 66?% of the aggregate Commitments of such Tranche (or, after all of such Commitments have terminated, those Banks whose Term Loans in such Tranche represent at least 66?% of all Term Loans of such Tranche).

     “2005 Dollar Bank” shall mean each Existing USCP Bank that has a 2005 Dollar Commitment or that holds a 2005 Dollar Loan.

     “2005 Dollar Commitment” shall mean, in the case of any 2005 Dollar Bank, such Bank’s obligation to make 2005 Dollar Loans hereunder, in the amount set forth next to such Bank’s name in Schedule 1.1(a).

     “2005 Dollar Loans” shall have the meaning specified in Section 2.1(a)(i).

     “2005 Final Maturity Date” shall mean September 17, 2005

     “2005 Peso Bank” shall mean each Existing USCP Bank that has a 2005 Peso Commitment or that holds a 2005 Peso Loan.

     “2005 Peso Commitment” shall mean, in the case of any 2005 Peso Bank, such Bank’s obligation to make 2005 Peso Loans hereunder, in the Peso Equivalent (calculated two Business Days prior to each Borrowing Date) of the Dollar amount set forth next to such Bank’s name in Schedule 1.1(b).

     “2005 Peso Loans” shall have the meaning specified in Section 2.1(a)(ii).

     “2005 Term Loans” shall be the collective reference to the 2005 Dollar Loans and the 2005 Peso Loans.

     “2006 Dollar Bank” shall mean each Existing Term Bank and/or Existing USCP Bank that has a 2006 Dollar Commitment or that holds a 2006 Dollar Loan.

     “2006 Dollar Commitment” shall mean, in the case of any 2006 Dollar Bank, such Bank’s obligation to make 2006 Dollar Loans hereunder or continue its Existing Term Loan Debt under the Existing Term Loan Agreement on the terms and conditions hereof, in each case in the amount set forth next to such Bank’s name in Schedule 1.1(c).

     “2006 Dollar Loans” shall have the meaning specified in Section 2.1(a)(iii).

     “2006 Final Maturity Date” shall mean September 17, 2006.

     “2006 Peso Bank” shall mean each Existing Term Bank and/or Existing USCP Bank that has a 2006 Peso Commitment or that holds a 2006 Peso Loan.

     “2006 Peso Commitment” shall mean, in the case of any 2006 Peso Bank, such Bank’s obligation to make 2006 Peso Loans hereunder, or to continue its Existing Term Debt under the Existing Term Loan Agreement (after conversion into Pesos) on the terms and conditions hereof, in each case in the Peso Equivalent (calculated two Business Days prior to (i) the Effective Date (in the case of Existing Term Debt held by Existing Term Banks) or (ii) each Borrowing Date (in the case of each 2006 Peso Bank that is an Existing USCP Bank)) of the Dollar amount set forth next to such Bank’s name in Schedule 1.1(d).

     “2006 Peso Loans” shall have the meaning specified in Section 2.1(a)(iv).

     “2006 Term Loans” shall be the collective reference to the 2006 Dollar Loans and the 2006 Peso Loans.

     “VAT Refund” shall mean the amount of value added taxes refunded or refundable to the Borrower by Mexico as a result of matters pending on June 16, 1997 with respect to such value added taxes.

     “Voting Stock” means with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person, excluding, however, Class III Series A shares and Class III Series B shares of the Borrower owned by Mexico as of June 23, 1997 and any class or kind of capital stock which has limited or restricted voting rights (i.e., having the power to vote for the election of a minority of the directors, managers or other voting members of the governing body of each class) under the By-laws of such Person or under Mexican law.

     “Wholly Owned” shall mean, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Equity Interests of such Subsidiary (other than any director’s qualifying shares, Investments by foreign nationals mandated by applicable law or any minimum statutorily required shares under Mexican law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

     “Working Capital” shall mean, at any time, (i) the short-term assets of the Borrower and its Consolidated Subsidiaries at such time, minus (ii) the short-term liabilities of the Borrower and its Consolidated Subsidiaries at such time, in each case as determined in accordance with IFRS.

     SECTION 1.2.   Other Definitional Provisions.

     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

     (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined herein shall have the meanings customarily given in accordance with IFRS as in effect on the Effective Date. All ratios and computations shall be computed in conformity with IFRS applied on a consistent basis in Dollars.

     (c) The term “including” is not limiting and means “including without limitation”.

     (d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (f) In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

ARTICLE II

AMOUNTS AND TERMS OF COMMITMENTS

     SECTION 2.1.   Commitments; Notes.

     (a) Subject to the terms and conditions hereof, (i) each 2005 Dollar Bank severally agrees to make term loans (“2005 Dollar Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount outstanding not to exceed the 2005 Dollar Commitment of such Bank, (ii) each 2005 Peso Bank severally agrees to make term loans (“2005 Peso Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount outstanding not to exceed the 2005 Peso Commitment of such Bank, (iii) each 2006 Dollar Bank which was an Existing USCP Bank prior to the Effective Date severally agrees to make term loans to the Borrower from time to time during the Commitment Period in an aggregate principal amount outstanding not to exceed the 2006 Dollar Commitment of such Bank, and each 2006 Dollar Bank which was an Existing Term Bank prior to the Effective Date severally agrees that its Existing Term Loan Debt under the Existing Term Loan Agreement will be continued as a term loan hereunder on or after the Effective Date in the amount of the 2006 Dollar Commitment of such Bank (each term loan pursuant to this clause (iii), a “2006 Dollar Loan”) and (iv) each 2006 Peso Bank which was an Existing USCP Bank prior to the Effective Date severally agrees to make term loans to the Borrower during the Commitment Period in an aggregate principal amount outstanding not to exceed the 2006 Peso Commitment of such Bank, and each 2006 Peso Bank which was an Existing Term Bank prior to the Effective Date severally agrees that its Existing Term Loan Debt under the Existing Term Loan Agreement will be continued as a term loan hereunder on and after the Effective Date in the amount of the 2006 Peso Commitment of such Bank (each term loan pursuant to this clause (iv), a “2006 Peso Loan”). Unless previously terminated pursuant to Article VII, the aggregate amount of the unused Commitments shall terminate on the last day of the Commitment Period.

     (b) The Term Loans made by each Bank shall be evidenced by promissory notes (pagarés) of the Borrower delivered on the Effective Date in respect of Existing Term Loan Debt being continued hereunder on such date and on each Borrowing Date in respect of Term Loans to be made by Existing USCP Banks on each such date, in case case in substantially the forms of Exhibit A-1 (the “2005 Dollar Note”), Exhibit A-2 (the “2006 Dollar Note”), Exhibit A-3 (the “2005 Peso Note”) or Exhibit A-4 (the “2006 Peso Note”), as applicable, appropriately completed, representing the obligation of the Borrower, as guaranteed (por aval) by the Guarantors, to pay to such Bank the unpaid principal amount of the Term Loans being continued by such Bank on the Effective Date or being made by such Bank on any Borrowing Date, as the case may be.

     (c) Promptly upon (i) change in the Applicable Margin of the Term Loans, (ii) substitution of the LIBOR rate in the Dollar Term Loans in accordance with the provision of Section 4.7 and/or (ii) the election of the Borrower to change the duration of the Interest Period of a Dollar Term Loan in accordance with the terms set forth in this Agreement, the Borrower and each Guarantor (por aval) shall execute and deliver to the Administrative Agent for the account of each Bank, at the request of the Borrower or any Bank, in exchange for the Notes evidencing the relevant Term Loan of such Bank previously delivered to such Bank a new Note in the substantially the form of Exhibit A-1, Exhibit A-2, Exhibit A-3 or Exhibit A-4, as the case may be, payable to such Bank, dated the date of such Note being exchanged, in a principal amount equal to the principal amount then outstanding of such Note and otherwise duly completed.

     SECTION 2.2.   Debt Acknowledgement; Procedure for Borrowing.

     (a) The Borrower acknowledges and agrees that it has received from, and owes to, the Existing Term Banks, the Existing Term Loan Debt, pursuant to the Existing Term Loan Agreement, and agrees that such Existing Term Loan Debt will be continued as a 2006 Dollar Loan and/or a 2006 Peso Loan, as the case may be, in accordance with the terms of this Agreement on and after the Effective Date. On the Effective Date, each Existing Term Bank which has elected to convert its Existing Term Loan Debt to Pesos will be deemed to have converted such debt to a 2006 Peso Loan in an amount equivalent to its 2006 Peso Commitment.

     (b) The Borrower may borrow under the Existing USCP Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit F (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, at least three Business Days prior to the requested Borrowing Date), requesting that each Existing USCP

Bank make its Additional Term Loan on such Borrowing Date and specifying (i) the amount of Additional Term Loans to be borrowed, (ii) the requested Borrowing Date and (iii) the initial Dollar Interest Period therefor (the “Notice of Borrowing”). Each borrowing under the Commitments shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, with the amount of any Peso Term Loan constituting part of any such borrowing to be determined by the Administrative Agent on the date of receipt of the Notice of Borrowing based on each Peso Bank’s pro rata share of the aggregate Existing USCP Commitments of the Existing USCP Banks and the Exchange Rate on the date of receipt of such notice. Upon receipt of such notice the Administrative Agent shall promptly notify each Existing USCP Bank thereof (including the amount of each Peso Term Loan to be made by each Existing USCP Bank). Not later than 12:00 Noon, New York City time, on the Borrowing Date each Existing USCP Bank shall make available to the Administrative Agent an amount in immediately available funds in Dollars or Pesos, as applicable, equal to the Additional Term Loan to be made by such Bank, to the Dollar account (in the case of Dollar Term Loans) or the Peso account (in the case of Peso Term Loans) of the Administrative Agent referred to in Section 9.07, or to such other account as most recently designated by the Administrative Agent for such purpose by notice to such Banks. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent shall credit the amounts so received, in like funds, to the account of the Borrower maintained with the Administrative Agent in New York City, in the case of Dollar Term Loans, or in Mexico City, in the case of Peso Term Loans or otherwise apply such amounts as the Borrower shall irrevocably direct in the Notice of Borrowing.

     SECTION 2.3.   Repayment.

     (a) The 2005 Dollar Loans of each 2005 Dollar Bank shall be payable in three consecutive semi-annual installments on each of the dates set forth below. Each such installment shall be in an amount equal to such 2005 Dollar Bank’s pro rata share of the aggregate principal amount due to the 2005 Dollar Banks on such date. The aggregate amount of each such installment shall be calculated by multiplying the percentage set forth below opposite such date by the aggregate amount of 2005 Dollar Loans outstanding on the last day of the Commitment Period (after giving effect to any 2005 Dollar Loans made on such date), as such installment amounts may be reduced by the prepayments hereunder.

Installment Date	Principal Amount Percentage
September 17, 2004	33.333%
March 17, 2005	33.333%
September 17, 2005	33.333%

     (b) The 2005 Peso Loans of each 2005 Peso Bank shall be payable in three consecutive semi-annual installments on each of the dates set forth below. Each such installment shall be in an amount equal to such 2005 Peso Bank’s pro rata share of the aggregate principal amount due to the 2005 Peso Banks on such date. The aggregate amount of each such installment shall be calculated by multiplying the percentage set forth below opposite such date by the aggregate amount of 2005 Peso Loans outstanding on the last day of the Commitment Period (after giving effect to any 2005 Peso Loans made on such date), as such installment amounts may be reduced by the prepayments hereunder.

Installment Date	Principal Amount Percentage
September 17, 2004	33.333%
March 17, 2005	33.333%
September 17, 2005	33.333%

     (c) The 2006 Dollar Loans of each 2006 Dollar Bank shall be payable in five consecutive semi-annual installments on each of the dates set forth below. Each such installment shall be in an amount equal to such 2006 Dollar Bank’s pro rata share of the aggregate principal amount due to the 2006 Dollar Banks on such date. The aggregate amount of each such installment shall be calculated by multiplying the percentage set forth below opposite such date by the aggregate amount of 2006 Dollar Loans outstanding on the last day of the Commitment Period (after giving effect to any 2006 Dollar Loans made on such date), as such installment amounts may be reduced by the prepayments hereunder.

Installment Date	Principal Amount Percentage
September 17, 2004	13.799%
March 17, 2005	13.799%
September 17, 2005	13.799%
March 17, 2006	29.301%
September 17, 2006	29.301%

     (d) The 2006 Peso Loans of each 2006 Peso Bank shall be payable in five consecutive semi-annual installments on each of the dates set forth below. Each such installment shall be in an amount equal to such 2006 Peso Bank’s pro rata share of the aggregate principal amount due to the 2006 Peso Banks on such date. The aggregate amount of each such installment shall be calculated by multiplying the percentage set forth below opposite such date by the aggregate amount of 2006 Peso Loans outstanding on the last day of the Commitment

     Period (after giving effect to any 2006 Peso Loans made on such date), as such installment amounts may be reduced by the prepayments hereunder.

Installment Date	Principal Amount
September 17, 2004	13.799%
March 17, 2005	13.799%
September 17, 2005	13.799%
March 17, 2006	29.301%
September 17, 2006	29.301%

     (e) Promptly after the last day of the Commitment Period, the Administrative Agent shall deliver to the Borrower and each Bank an amortization schedule for each Tranche of Term Loans, calculated in accordance with the foregoing provisions of this Section 2.3, which amortization schedules shall be conclusive in the absence of manifest error.

     SECTION 2.4.   Prepayments.

     (a) Optional Prepayments.

     (i) The Borrower may, without penalty or premium but subject to the indemnity provisions of Section 2.14, prepay the Term Loans upon at least five Business Days’ irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment.

     (ii) Upon receipt of a notice of prepayment, the Administrative Agent shall promptly notify each Bank thereof. If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to, and any other amounts then due on, each such date on the amount prepaid. The aggregate minimum amount of any prepayment of the Term Loans shall be at least US$1,000,000 and in multiples of US$1,000,000 thereof (or the Peso Equivalent of such amount) in excess thereof, or, if less, the aggregate principal amount of the Term Loans then outstanding. Each optional prepayment shall be applied pro rata to the Tranches of the Term Loans in accordance with Section 2.10(a) and to the installments of principal due in each Tranche on a pro rata basis. Amounts prepaid may not be reborrowed.

     (b) Mandatory Prepayments.

     (i) If on any date the Borrower or any its Subsidiaries shall receive Net Cash Proceeds from any Prepayment Event, the Borrower shall promptly, and in any event within two Business Days, make a prepayment of the Term Loans in an aggregate amount equal to (x) in the case of a Prepayment Event under clause (a), (b) or (c) of the definition thereof, 100% of such Net Cash Proceeds and (y) in the case of a Prepayment Event under clause (d) of the definition thereof, 100% of the difference between (A) the Net Cash Proceeds received by the Borrower or any of it Subsidiaries in connection with the VAT Refund or a monetization thereof and (B) the amount paid (or otherwise effectively transferred) to the government of Mexico by the Borrower in payment or settlement of the obligation of Grupo TFM under the Put Agreement; provided that the Borrower shall not be required to prepay the Term Loans as a result of a Prepayment Event under clause (a) of the definition thereof, if (I) the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any of the events described in clause (a) of such definition at any time while the Term Loans are outstanding hereunder do not exceed $7,000,000, and (II) with respect to all such amounts received in any fiscal year in excess of $1,000,000, the Borrower shall have delivered to the

Administrative Agent a Reinvestment Notice prior to the date on which a prepayment would otherwise be required under this Section 2.4(b)(i). If the Borrower delivers a Reinvestment Notice pursuant to the proviso to the next preceding sentence, such Net Cash Proceeds may be applied for the purposes set forth in such Reinvestment Notice and, if not so applied by the Reinvestment Prepayment Date with respect to the relevant Prepayment Event, shall be applied on such date to prepay the Term Loans in accordance with clause (iv) of this Section 2.4(b), until such outstanding Term Loans are repaid in full.

     (ii) Following (A) the end of each fiscal year and (B) the end of each fiscal quarter ending on June 30, in each case of the Borrower, the Borrower shall prepay Term Loans in an aggregate amount equal to 70% of Excess Cash Flow for such fiscal year or such fiscal quarter, as applicable. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.2(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 120 days after the end of such fiscal year).

     (iii) If the Borrower shall at any time apply all or any part of the VAT Refund or its right to receive the VAT Refund to reduce its cash tax expense, the Borrower shall promptly, and in any event, within two Business Days after making any such application, prepay the Term Loans in the amount by which its cash tax expense shall be reduced by such application of the VAT Refund or its right to receive the same.

     (iv) Amounts to be applied in connection with prepayments made pursuant to clauses (i), (ii) and (iii) of this Section 2.4(b) shall be applied pro rata to the Tranches of the Term Loans in accordance with Section 2.10(a) and to installments of principal due in each Tranche in the inverse order of their maturity.

     (v) Each prepayment of the Term Loans under this Section 2.4(b) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Any prepayment of the Term Loans pursuant to this Section shall be subject to the provisions of Section 2.14. Amounts prepaid may not be reborrowed.

     (c) Prepayments During the Commitment Period. In the event that the Borrower makes any prepayment of the Term Loans prior to the end of the Commitment Period, such prepayment shall be allocated to the Banks pursuant to the terms hereof as if the Term Loans had been fully borrowed, with the amounts which would have otherwise reduced Term Loans of Existing USCP Banks with undrawn Existing USCP Commitments held by the Administrative Agent in an escrow account and applied by the Administrative Agent to fund future Term Loans required to be made by such Banks hereunder.

     SECTION 2.5.   Interest Rates and Payment Dates.

     (a) The Dollar Term Loans comprising each Tranche shall bear interest for each day during each Dollar Interest Period for such Tranche on the unpaid principal amount thereof at a rate per annum equal to LIBOR determined for such Dollar Interest Period plus the relevant Applicable Margin.

     (b) The Peso Term Loans comprising each Tranche shall bear interest for each day during each Peso Interest Period for such Tranche or the unpaid principal amount thereof at a rate per annual equal to TIIE Rate determined for such Peso Interest Period plus the relevant Applicable Margin.

     (c) The Borrower hereby agrees that the interest rates for the Term Loans shall vary based on changes in LIBOR or the TIIE Rate, as the case may be, in the manner described herein and consents to such adjustments, with such notices as is required in accordance herewith.

     (d) If all or a portion of (i) the principal amount of any Term Loans, (ii) any interest payable on the principal amount of any Term Loans (to the extent permitted by applicable law) or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (A) in the case of Dollar Term Loans, LIBOR plus the relevant Applicable Margin plus 2.0% and (B) in the case of Peso Term Loans, TIIE multiplied by two, in each case from the date of such non-payment until paid in full (both after and before judgment) and shall be payable on demand.

     (e) Except as otherwise provided in paragraph (c) of this Section 2.5, interest on each Tranche of Term Loans shall be payable in arrears on each Dollar Interest Payment Date or Peso Interest Payment Date for such Tranche.

     SECTION 2.6.   Computation of Interest.

     (a) Interest in respect of the Term Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Banks of each determination of LIBOR or TIIE; provided, however, that any failure to do so shall not relieve the Borrower of any liability hereunder.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Bank, deliver to the Borrower or such Bank, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.5(a) and (b).

     SECTION 2.7.   Inability to Determine Interest Rate. In the event that the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the interbank eurodollar market, adequate means do not exist for ascertaining LIBOR applicable pursuant to Section 2.5(a), for any requested Dollar Interest Period, the Administrative Agent shall forthwith give notice by facsimile of such determination to the Borrower and each Dollar Bank at least one day prior to the last day of the current Dollar Interest Period. During the 30 days following such notice, the Borrower and the Administrative Agent shall negotiate a mutually satisfactory interest rate to be substituted for the interest rate calculated in accordance with Section 2.5(a). If a substituted interest rate is agreed upon, it shall be effective from the first day of such Dollar Interest Period. If the Borrower and the Administrative Agent fail to agree upon a substituted interest rate, the unpaid principal amount of the Dollar Term Loans shall bear interest from the first day of such Dollar Interest Period at the rate per annum equal to the rate determined by the Tranche Majority Banks of such Dollar Term Loans to be the cost to maintain such unpaid principal amount outstanding during such period plus the relevant Applicable Margin.

     SECTION 2.8.   Maximum Interest Rate. Anything in this Agreement or any Notes to the contrary notwithstanding, the interest rate on any Term Loans shall in no event be in excess of the maximum permitted by applicable law.

     SECTION 2.9.   Fees.

     (a) Administration Fee. The Borrower will pay to the Administrative Agent, for its account, an administration fee in the amount and at the times agreed to by the Administrative Agent and the Borrower in a separate fee letter (the “Fee Letter”).

     (b) Up-Front Fees. The Borrower will pay to the Administrative Agent, for the account of the Banks, up-front fees payable on the Effective Date, on the aggregate respective amounts of each Bank’s Term Loans and Existing USCP Commitments on the Effective Date, as follows (i) 0.75% to each Existing USCP Bank which has a 2006 Dollar Commitment or 2006 Peso Commitment, (b) 0.25% to each other Existing USCP Bank and (c) 0.375% to each Existing Term Bank.

     SECTION 2.10.   Pro Rata Treatment and Payments.

     (a) Except as otherwise provided in Sections 2.11, 2.12, 2.13 and/or 2.14, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans (i) shall be made pro rata to each Tranche of Term Loans according to the respective outstanding principal amounts of each Tranche, converting the amount of all Peso Term Loans for purposes of any such pro rata calculations into Dollars based on the Dollar Equivalent thereof, as determined by the Administrative Agent on the date immediately prior to such payment date and (ii) shall be made to each Bank within each Tranche pro rata according to the respective outstanding principal amounts of the Term Loans held by each Bank in such Tranche.

     (b) Payments of principal and interest in respect of Dollar Term Loans and payments of fees shall be made in Dollars, payments of principal and interest in respect of Peso Term Loans shall be made in Pesos, and payments of other amounts shall be made in Dollars or Pesos, as specified by the Bank or the Administrative Agent to whom such other amount is payable. All payments (including prepayments) to be made by the Borrower on account of principal, interest, fees and other amounts due and payable hereunder shall be made without set-off or counterclaim, and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Bank or Banks entitled to receive the same, at the Administrative Agent’s offices and accounts set forth in Section 9.7, in Dollars

(at the New York office and account of the Administrative Agent) or Pesos (at the Mexico City office and account of the Administrative Agent), as required by the terms hereof, and in immediately available funds. The Administrative Agent shall distribute such payments to the Bank or Banks entitled to receive the same promptly upon receipt in like funds as received. The Borrower shall have no liability to any Bank with respect to any amount for which the Borrower has made payment to the Administrative Agent for the account of such Bank. If any payment on a Term Loan becomes due and payable on a day other than a Business Day therefor, the maturity thereof shall be extended to the next succeeding Business Day for such Term Loan unless, with respect to Dollar Term Loans, the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

     (c) Unless the Administrative Agent shall have been notified in writing by any Bank which is an Existing USCP Bank prior to the Effective Date that such Bank will not make the amount that would constitute its share of the Term Loans available to the Administrative Agent, the Administrative Agent may assume that such Bank is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on each Borrowing Date, such Bank shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) (A) the Federal Funds Effective Rate in the case of Dollar Term Loans and (B) the TIIE Rate in the case of Peso Term Loans and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Bank makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Bank’s share of the Term Loans is not made available to the Administrative Agent by such Bank within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loans which were to have been made by such Bank, on demand, from the Borrower.

     (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Bank or Banks entitled thereto their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Bank to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average (A) Federal Funds Effective Rate in the case of Dollar Term Loans and (B) the TIIE rate in the case of Peso Term Loans. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Bank against the Borrower.

     SECTION 2.11.   Taxes.

     (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction for or on account of, any present or future Taxes, including Other Taxes (excluding the following “Excluded Taxes”: net income taxes or franchise taxes imposed on any beneficiary of such payment (each a “Payee”) as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and the Payee (other than any such connection arising solely from the Payee having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) and withholding taxes to the extent imposed by reason of any Payee, that is not a Mexican Financial Institution, or its assignees or participants, if any, failing to make reasonable commercial efforts to maintain its registration for the purposes of Article 195 (I) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provision with Hacienda). If any such non-excluded Taxes (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to any Payee hereunder, (subject to the right of the Borrower to contest any such requirement in good faith, so long as proper reserves are maintained and each Payee hereunder is paid the full amounts payable hereunder including any gross-up payable) the Borrower shall pay such Non-Excluded Taxes, including Other Taxes, to the appropriate taxing authority, and the amounts payable to each such Payee shall be increased by such additional amounts (the “Additional Amounts”) necessary to yield to such Payee (after payment of all Non-Excluded Taxes, Other Taxes and Additional Amounts) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement in the absence of such payments or deductions. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. Whenever any Non-Excluded Tax or Other Tax is payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent, for the account of such Payee, a certified copy by a Responsible Officer of the Borrower of a stamped filed receipt showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the affected Payees for any incremental taxes, interest or penalties that may become payable by any such Payee as a result of any such failure. This indemnity and agreement shall survive termination of the Agreement and payment of the Term Loans.

     (b) The Borrower shall indemnify the Administrative Agent and each Payee, within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid by the Administrative Agent or such Payee, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Payee, or by the Administrative Agent on its own behalf or on behalf of a Payee, shall be conclusive absent manifest error.

     (c) Each Payee, that is not a Mexican Financial Institution shall, from time to time at the request of the Borrower or the Administrative Agent, furnish to the Borrower or the Administrative Agent, as the case may be, such documentation as may be required to establish any available exemption from, or reduction in the amount of, otherwise applicable Non-Excluded Taxes; provided that (i) such documentation is consistent with applicable legal and regulatory requirements, (ii) such documentation would not, in the judgment of such Payee, require such Bank to disclose any confidential or proprietary information or be otherwise disadvantageous to such Payee and (iii) such documentation or similar forms are supplied by the Borrower to such Payee; provided, that a documentation shall not be considered disadvantageous solely by virtue of administrative inconvenience to such Payee. The Borrower and the Administrative Agent shall be entitled to rely upon the accuracy of any such documentation furnished to it by any Payee that is not a Mexican Financial Institution and shall have no obligation to indemnify such Payee for any incremental taxes, interest or penalties that may become payable by such Payee solely as a result of any inaccuracy contained therein or the Payee’s failure to furnish such documentation.

     SECTION 2.12.   Illegality. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain a Term Loan as contemplated by this Agreement, then such Bank may give notice thereof to each of the Borrower and the Administrative Agent and, upon the giving of such notice (a) the Commitment of such Bank hereunder to make a Term Loan shall forthwith be canceled and/or (b) if such Requirement of Law shall so mandate, such Bank’s Term Loans shall be prepaid in full by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Requirement of Law, provided, that if it is lawful for such Bank to maintain its Term Loans through the last day of the Dollar Interest Period or Peso Interest Period, as applicable, such payment shall be made on such date.

     SECTION 2.13.   Requirements of Law.

     (a) If, after the Effective Date, and as a result of the adoption of any law, regulation, treaty or official directive or request (whether or not having the force of law) or any change therein or any introduction thereof (which such change or introduction is publicly announced through official governmental, regulatory or other customary means after the Effective Date) or compliance therewith by the Borrower, the Administrative Agent or any Bank (or any corporation controlling such Bank) including those relating to taxation, reserves, special deposit, cash ratio, liquidity, capital adequacy or Eurocurrency Liabilities, if applicable or other requirement or any other form of banking or monetary requirements or controls, any of the following shall occur:

     (i) the cost to any Bank of maintaining its Term Loan is increased by an amount determined by such Bank to be material; or

     (ii) any amount receivable by any Bank is reduced by an amount determined by such Bank to be material as a result of maintaining its Term Loan; or

     (iii) the rate of return on such Bank’s (or its controlling corporation’s) capital is reduced as a consequence of its obligations hereunder below that which such Bank could have achieved but for such adoption, change or introduction (taking into consideration such Bank’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material;

in the case of each of clauses (i), (ii) and (iii) other than any increase in or incurrence of cost, reduction in yield or other return or additional payment resulting from Excluded Taxes, then and in each such case:

     (A) such Bank or the Administrative Agent on its own behalf (each of the foregoing, an “Affected Bank”) shall notify the Borrower through the Administrative Agent in writing of such event promptly upon its becoming aware of the event entitling it to make a claim; and

     (B) upon demand from time to time by such Affected Bank through the Administrative Agent, the Borrower shall pay to the Administrative Agent for the account of such Affected Bank such amount as shall compensate such Affected Bank for such increased cost, reduced amount receivable or reduction in rate of return. The certificate of such Affected Bank specifying the amount of such compensation shall be conclusive save in the case of manifest error.

     (b) If an Affected Bank shall request compensation under this Section 2.13, such Bank shall furnish to the Borrower a statement setting forth the basis for requesting such compensation.

     (c) The covenants and agreements set forth in this Section 2.13 shall survive the termination of this Agreement and the payment of the outstanding Term Loans. Failure or delay on the part of any Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Bank’s right to demand compensation; provided that the Borrower shall not be required to compensate a Bank, as applicable, pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Bank notifies the Borrower of the event giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor; and provided further that, if the event giving rise to such increased costs or reduction is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.14.   Funding Indemnity. The Borrower agrees to indemnify each Bank and to hold such Bank harmless from any actual loss or expense (excluding loss of profit) which such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment when due (by acceleration or otherwise) of the principal amount of or interest on the Term Loan of such Bank, (b) default by the Borrower in making a borrowing of Term Loans or any prepayment after the Borrower has given a notice in accordance with Section 2.2 or 2.4(a), respectively, and (c) the making by the Borrower of a prepayment of the Term Loans on a day which is not the last day of the Dollar Interest Period or Peso Interest Period with respect thereto (whether or not the Administrative Agent or such Bank has previously consented to such prepayment), including any such loss or expense arising from interest or fees payable by such

Bank to lenders of funds obtained by it in order to maintain its Term Loan hereunder as set forth in a certificate of such Bank delivered to the Borrower through the Administrative Agent. This covenant shall survive termination of this Agreement and payment of the Term Loans.

     SECTION 2.15.   Sharing of Payments, Etc.

     (a) If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Obligations owing to it hereunder or in respect of its Term Loan any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Sharing Percentage of payments on account of the Obligations obtained by all the Banks, such Bank shall forthwith (i) notify the Administrative Agent of such fact, and (ii) purchase from the other Banks such participations in such amounts made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s Sharing Percentage (determined for this purpose according to the proportion of (A) the amount of such paying Bank’s required repayment to (B) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.15 and will in each case notify the Banks and the Borrower following any such purchases.

     (b) The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 9.12) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

     SECTION 2.16.   Change of Lending Office. Each Bank, that is not a Mexican Financial Institution agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11, 2.12 or 2.13(a) as to it, it will use its commercially reasonable efforts to avoid or minimize the consequences of such event; provided, however, that such action shall not, in the judgment of such Bank, as the case may be, be illegal or economically or otherwise disadvantageous to it. If such Bank is entitled to compensation for the events specified under Section 2.11 or 2.13(a), or is required to make a prepayment as a result of the operation of Section 2.12, it shall endeavor for a period of 30 days to designate a different Lending Office for any Obligation affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, result in any economic, legal or regulatory or other disadvantage to such Bank or any of its affiliates.

     SECTION 2.17.   Replacement of Banks. The Borrower shall be permitted to replace any Bank that (a) requests reimbursement for amounts owing pursuant to Section 2.11 or 2.13(a), (b) is required to make a prepayment as a result of the operation of Section 2.12 or (c) defaults in its obligation to make its Term Loan hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law,

(ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Bank shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.11 or 2.13(a) or the operation of Section 2.12, (iv) the replacement financial institution shall purchase, at par, the Term Loan and other amounts owing to such replaced Bank on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Bank under Section 2.12 if the Term Loan owing to such replaced Bank shall be purchased other than on the last day of a Dollar Interest Period or Peso Interest Peiod relating thereto, (vi) the replacement financial institution, if not already a Bank, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Bank shall be obligated to make such replacement in accordance with the provisions of Section 9.10 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.11 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Bank shall have against the replaced Bank.

ARTICLE III
CONDITIONS PRECEDENT

     SECTION 3.1.   Conditions to Effective Date. This Agreement shall become effective and the Existing Term Loan Debt shall be continued as 2006 Dollar Loans and/or 2006 Peso Loans, as the case may be, hereunder, on the date that the following conditions have been fulfilled:

     (a) Agreement. The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by each party hereto;

     (b) Notes. The Administrative Agent shall have received a Note to the order of each Existing Term Loan Bank reflecting the Term Loans to be continued by such Bank on the Effective Date, duly executed and delivered by the Borrower and guaranteed (por aval) by the Guarantors;

     (c) Term Loan Guarantee. The Administrative Agent shall have received counterparts of the Term Loan Guarantee, duly executed and delivered by each Guarantor;

     (d) Arrendadora Pledge. The Administrative Agent shall have received the Arrendadora Pledge duly executed and delivered by Arrendadora before a Mexican Public Notary;

     (e) Existing USCP Credit Agreement Amendment. The Administrative Agent shall have received the Second Amendment to the Existing USCP Credit Agreement, duly executed and delivered by the Borrower, the Administrative Agent and the Majority Banks (as defined in the Existing USCP Credit Agreement);

     (f) Opinion of Borrower’s Counsel. The Administrative Agent shall have received an opinion, dated the Effective Date, of Haynes and Boone LLP and Haynes and Boone, S.C., special U.S. counsel and special Mexican counsel, respectively, to the Borrower and the

Guarantors, in substantially the form of Exhibit D-1 and D-2. The opinions of such counsel shall be addressed to the Administrative Agent and the Banks;

     (g) Opinion of Counsel to the Administrative Agent. The Administrative Agent shall have received the opinion of Mexican counsel to the Administrative Agent, dated the Effective Date and in form and substance satisfactory to the Administrative Agent;

     (h) Governmental Approvals. All necessary orders, consents, approvals (including authorizations from any central bank), licenses, permissions, registrations and validations of, or notices to or filings with, and exemptions by, any Mexican Governmental Authority required for the execution, delivery, performance or carrying out by the Borrower and the Guarantors of the provisions of the Loan Documents for the validity or enforceability of the obligations incurred hereunder or thereunder shall have been obtained and shall be in full force and effect and copies thereof certified by appropriate officers of the Borrower and the Guarantors to such effect shall have been delivered to the Administrative Agent.

     (i) Organizational Documents. There shall have been delivered to the Administrative Agent the following organizational documents: (i) a duly certified copy by Mexican Public Notary, in Spanish, of the estatutos sociales of the Borrower and each Guarantor as adopted as of the Effective Date; (ii) an incumbency certificate designating the officers of the Borrower and each Guarantor (together with their specimen signatures) authorized to execute any document in connection with the transactions contemplated by the Loan Documents; and (iii) copies authorized by Mexican Public Notary of resolutions of the Board of Directors and/or shareholders of the Borrower and each Guarantor certified by the Secretary of the Board of Directors of the Borrower or such Guarantor, as the case may be, or a Responsible Officer of the Borrower or such Guarantor, as the case may be, and dated as of the Effective Date, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the designation of CT Corporation as its agent for service of process. Such certificates shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of such certificates;

     (j) Change of Conditions. No introduction of or any change in the interpretation of any law or regulation that would make it unlawful or impracticable for any Bank or the Administrative Agent to undertake the transactions contemplated by this Agreement shall have occurred and be continuing;

     (k) Payment of Fees and Expenses. The Borrower shall have paid all fees and expenses payable to the Administrative Agent and the Banks under or in connection with the Loan Documents which are required to be paid on or before the Effective Date (including legal fees of special U.S. and Mexican counsel to the Administrative Agent);

     (l) Agent for Service of Process. The Administrative Agent shall have received a certified copy of the applicable notarial deed by which the Borrower and each Guarantor has appointed and granted a power of attorney to the agent for service of process in New York, New York pursuant to Section 9.13, and that the agent has accepted such appointment;

     (m) Governmental Concessions The Administrative Agent shall have received copies of the Concession Title together with a certificate of the Secretary of the Board of Directors of the Borrower or any Responsible Officer of the Borrower stating that such Concession Title is in full force and effect and further that the Borrower is in material compliance with all terms and conditions applicable thereunder or pursuant to applicable law;

     (n) Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower and each Guarantor for the 2001, 2002 and 2003 fiscal years and (ii) unaudited interim consolidated financial statements of the Borrower and each Guarantor for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph through March 31, 2004 and such financial statements shall be in form and substance satisfactory to the Administrative Agent;

     (o) Projections. The Administrative Agent shall have received financial projections of the Borrower through fiscal year 2007, in form and substance satisfactory to the Administrative Agent;

     (p) Representations and Warranties. The representations and warranties of the Borrower and each Guarantor contained in each of the Loan Documents (other than any such representation or warranty which, by its term, speaks as of a particular date) are true and correct in all material respects on and as of the Effective Date with the same effect as if made on and as of such date; and

     (q) No Event of Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date or shall result from the making of Term Loans on such date or the use of the proceeds thereof.

     In connection with this Section 3.1, the Borrower shall deliver to the Administrative Agent sufficient copies (executed originals and certified English translations where applicable) of all documents for each of the Banks.

     SECTION 3.2.   Conditions to Each Extension of Credit. The obligation of each Existing USCP Bank to make any Additional Term Loans requested to be made by it on any date during the Commitment Period is subject to the satisfaction of the following conditions precedent:

     (a) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.2(b);

     (b) Reductions of Commitments under Existing USCP Credit Agreement. Prior to or substantially simultaneously with each borrowing hereunder, the Commitments and the Stated Amount of the Letter of Credit (as each such capitalized term is defined in the Existing USCP Credit Agreement), shall be reduced by an amount equal to the aggregate amount of Additional Term Loans to be made hereunder on such Borrowing Date, and a copy of the notice of reduction delivered pursuant to Section 4.1 of the Existing USCP Credit Agreement necessary to implement such reduction on such Borrowing Date shall have been provided to the

Administrative Agent and to the issuing bank and depositary under the Existing USCP Program concurrently with the Notice of Borrowing relating to such Borrowing Date.

     (c) Representations and Warranties. The representations and warranties of the Borrower and each Guarantor contained in each of the Loan Documents (other than any such representation or warranty which, by its term, speaks as of a particular date) shall be true and correct in all material respects on and as of each Borrowing Date with the same effect as if made on and as of such date;

     (d) The Administrative Agent shall have received a Note to the order of each Existing USCP Bank reflecting the Term Loans granted by such Bank in respect of such Borrowing Date, and duly executed and delivered by the Borrower and guaranteed (por aval) by the Guarantors; and

     (e) No Event of Default. No Default or Event of Default shall have occurred and be continuing on any Borrowing Date or shall result from the making of Additional Term Loans on such date or the use of the proceeds thereof.

     The borrowing of the Term Loans by the Borrower hereunder on each Borrowing Date shall constitute a representation and warranty by the Borrower as of such Borrowing Date that the conditions contained in Section 3.2 have been satisfied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

     In order to induce the Banks and the Administrative Agent to enter into this Agreement and to induce the Banks to continue and make the Term Loans provided for herein, each Loan Party makes the following representations and warranties to the Banks and the Administrative Agent, all of which shall survive the execution and delivery of this Agreement:

     SECTION 4.1.   Status and Licensing. The Borrower is a limited liability variable capital corporation (sociedad anónima de capital variable) duly organized and validly existing under the laws of Mexico. The Borrower has the power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage and is duly qualified or licensed as a foreign corporation in each jurisdiction in which such qualification is required, unless failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

     SECTION 4.2.   Corporate Power and Authority; Enforceable Obligations. (a) The Borrower has the corporate power to execute, deliver and perform the terms and provisions of the Loan Documents to which it is a party, and has taken all necessary corporate action required by the estatutos sociales of the Borrower to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

     (a) Each Loan Document to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower.

     (b) Each of this Agreement and the Fee Letter constitutes, and each Note when executed by the Borrower and delivered for value received will constitute, legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, concurso mercantil, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     SECTION 4.3.   Compliance with Law and Other Instruments. Neither the execution, delivery or performance of the Loan Documents in accordance with their respective terms, nor the consummation of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or thereof, will contravene the charter or by-laws (estatutos sociales) (or other equivalent organizational documents) of the Borrower or contravene any Requirement of Law to which the Borrower is subject or any judgment, decree, order or permit applicable to the Borrower, or will conflict with or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument (other than those permitted or required by this Agreement, including, without limitation, Permitted Liens) to which the Borrower is a party or bound or to which it may be subject, except in each case where such conflict, breach, default or violation would not have a Material Adverse Effect.

     SECTION 4.4.   Litigation and Environmental Matters. There are no actions, suits or proceedings pending or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower before any court, tribunal or other Governmental Authority: (a) with respect to any Loan Document or the transactions contemplated hereby or thereby or (b) which individually or in the aggregate could be reasonably expected to have a Material Adverse Effect. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has not become subject to any Environmental Liability, (iii) has not received notice of any claim with respect to any Environmental Liability or (iv) knows of no basis for any Environmental Liability. The Borrower is not in default with respect to any applicable statute, rule, writ, injunction, decree, order or regulation of any Governmental Authority having jurisdiction over the Borrower which could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.5.   Governmental Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or notice to or filing with, or exemption by, any Governmental Authority is required by the Borrower to authorize, or is required in connection with, the execution, delivery and performance by the Borrower of any Loan Document to which it is a party or the taking of any action by the Borrower hereby or thereby contemplated, or, if any of the foregoing are required, they have been obtained and are in full force and effect.

     SECTION 4.6.   Financial Information.

     (a) The audited financial statements of the Borrower dated December 31, 2001, 2002 and 2003, and unaudited financial statements as of March 31, 2004 (the “Financial Statements”), including in each case the related schedules and notes, fairly present the financial condition of the Borrower as of the dates of such statements and the results of their operations for the periods therein stated and have been prepared in accordance IFRS, consistently applied throughout the periods involved (unless and to the extent otherwise stated therein).

     (b) Except as fully disclosed in the Financial Statements, there are no liabilities or obligations with respect to the Borrower and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) and the Borrower knows of no basis for the assertion against it or its Subsidiaries of any liability or obligation of any nature that is not fully disclosed in the Financial Statements which, in either case, either individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

     (c) Since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.7.   Taxes, Assessments and Fees. The Borrower has timely filed all Tax returns and reports required to have been filed and has paid all taxes due except such taxes as are being contested in good faith by appropriate proceedings for which adequate (in the good faith judgment of the Borrower) reserves have been made (in accordance with IFRS) or such taxes the failure of which to pay could not reasonably be expected to have a Material Adverse Effect.

     SECTION 4.8.   Investment Company Act. The Borrower is not an “investment company” required to be registered under the Investment Company Act of 1940, as amended.

     SECTION 4.9.   Accuracy of Information. All written information supplied by the Borrower to the Administrative Agent and the Banks relating to the Borrower, taken as a whole, was true and accurate in all material respects as of the date supplied, and did not as of such date, and does not, in each case taken as a whole, omit to state any material information necessary to make the information therein contained, in light of the circumstances under which such information was supplied, not misleading.

     SECTION 4.10.   Absence of Default. No Default or Event of Default has occurred and is continuing.

     SECTION 4.11.   Obligations Pari Passu; Recourse; Liens. The Obligations of the Borrower under this Agreement and the Notes rank at least pari passu in right of payment with all its other senior unsecured Indebtedness, except for obligations accorded preference by mandatory provisions of law. There is no Lien upon or with respect to any of the present or future properties or Indebtedness of the Borrower or its Subsidiaries other than liens permitted or required by this Agreement, including, without limitation, Permitted Liens.

     SECTION 4.12.   Withholding Tax. As of the Effective Date, there is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in Mexico or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Agreement or the Notes or the Fee Letter or (ii) on any payment to be made by the Borrower pursuant to this Agreement, the Notes or the Fee Letter to any Person, except that payments of interest under this Agreement and fees payable hereunder and under the Fee Letter will be subject to a Mexican withholding tax at a rate of 4.9% so long as the Payee, that is not a Mexican Financial Institution, (i) is a foreign commercial bank or other financial institution registered with Hacienda for purposes of Article 195 (I) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta), the regulations thereunder and any administrative rules issued thereunder and (ii) is a resident for tax purposes of a country or the main office of which, if lending through a branch or agency with which Mexico has entered into a treaty for the avoidance of double taxation and, if applicable, the Borrower complies with general rules issued by Hacienda. As of the Effective Date, the Borrower is permitted under applicable law, to make all payments pursuant to this Agreement, the Notes and the Fee Letter free and clear of all taxes, levies, imposts, deductions, charges or withholdings imposed, levied or made by or in Mexico or any political subdivision or taxing authority thereof, as provided in this Agreement and in the Notes, without any liability to be borne by the payee in connection with such Mexican withholding tax to the extent that the Borrower has complied with its obligations in Section 2.11 of this Agreement to pay to the appropriate Mexican authorities applicable withholding taxes required to be paid by the Borrower.

     SECTION 4.13.   Proper Form; No Filing. This Agreement and each other Loan Document to which it is a party is (or, in the case of any Note, will be, upon the issuance thereof in accordance herewith) in proper legal form for the enforcement thereof in Mexico against the Borrower; provided, however, that if any legal proceedings are brought in a court of Mexico for the enforcement against the Borrower, of this Agreement, the Fee Letter, any Note or any other Loan Document, a Spanish translation of such document prepared by a translator approved by the Mexican court would have to be approved by such court after the Borrower had been given the opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based on the translated documents. To ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, the Fee Letter, the Notes or any other Loan Document in Mexico it is not necessary that this Agreement or any other document be filed or recorded with any Governmental Authority in Mexico or be notarized, or that any stamp or similar tax be paid on or in respect of this Agreement, the Fee Letter, any of the Notes or any other Loan Document.

     SECTION 4.14.   Choice of Law. In any action or proceeding involving the Borrower arising out of or relating to any Loan Document in any court of Mexico, the Banks and the Administrative Agent would be entitled to the recognition and effectiveness of the choice of law provisions of Section 9.5.

     SECTION 4.15.   Immunity. The Borrower is subject to suit in Mexico and neither it nor its property has any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any competent court and service of process, attachment or execution in Mexico with respect to its obligations, liabilities, or any other matter under or arising out of or in connection with any Loan Document, and to the extent that the Borrower or its property may have or may hereafter become entitled to any such right of immunity it has effectively waived such right under Section 9.16;

provided, that the Concession Title may not be transferred to any Person without the prior consent of Mexico. The waiver by the Borrower described in the immediately preceding sentence is a legal, valid and binding obligation thereof. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by the applicable law of any jurisdiction in which any suit, action or proceeding with respect to any Loan Document may be commenced. The performance of the Loan Documents by the Loan Parties constitutes private and commercial acts rather than governmental or public acts.

     SECTION 4.16.   Status of Concession. The Concession Title is in full force and effect and no investigation or proceeding seeking the termination or revocation of the Concession Title has been initiated or attempted.

     SECTION 4.17.   Properties. (a) The Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

     (a) The Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 4.18.   Subsidiaries. The Subsidiaries listed on Schedule 4.18 hereto constitute the only Subsidiaries of the Borrower as at the date hereof.

     SECTION 4.19.   Federal Regulations. No part of the proceeds of any Term Loan will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Bank or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

     SECTION 4.20.   Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower have not been in violation of any applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower on account of employee health and welfare insurance have been paid or accrued as a liability on the financial statements of the Borrower.

     SECTION 4.21. Arrendadora Pledge. Subject to the conditions provided in the Arrendadora Pledge, the Arrendadora Pledge creates a valid, enforceable and, when the requirements set forth in Sections 3.1 (e) and 5.12 have been satisfied, perfected, security interest in the collateral purported to be covered thereby in favor of the Administrative Agent, acting on behalf and for the benefit of the Banks, which security interest secures the payment guarantee in respect of the Term Loans. The Liens created by the Arrendadora Pledge are enforceable as security for the obligations secured thereunder in accordance with its terms.

ARTICLE V

AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that for so long as this Agreement is in effect and until all of the Obligations are paid in full, the Borrower will and, with respect to the covenants contained in Sections 5.7 through 5.11, will cause each of its Subsidiaries to:

     SECTION 5.1.   Senior Obligations. Ensure that its obligations under this Agreement and the Notes shall at all times rank at least pari passu with all its other present and future direct, indirect, unsecured and unsubordinated Indebtedness, except for obligations accorded preference by mandatory provisions of law.

     SECTION 5.2.   Financial Statements.

     (a) Deliver to the Administrative Agent, with sufficient copies for the Banks, as soon as available, and in any case within 90 days of the end of each fiscal year of the Borrower, originals and English translations of the consolidated annual financial statements of the Borrower and its Subsidiaries audited and reported on in accordance with IFRS, consistently applied (except as otherwise discussed in the notes to such financial statements) by independent auditors of recognized standing, which financial statements shall present fairly in accordance with IFRS the financial condition of the Borrower as at the end of the relevant fiscal year and the results of the operations of the Borrower for such fiscal year;

     (b) Deliver to the Administrative Agent, with sufficient copies for the Banks, as soon as available, and in any case within 45 days of the end of each fiscal quarter, originals and English translations of the unaudited consolidated financial statements of the Borrower and its Subsidiaries in respect of such fiscal quarter prepared in accordance with IFRS, consistently applied (except as otherwise discussed in the notes to such financial statements), which financial statements shall present fairly in accordance with IFRS, the financial condition of the Borrower as at the end of the relevant fiscal quarter of each fiscal year and the results of the operations of the Borrower for such fiscal quarter;

     (c) Concurrently with the delivery of the financial statements pursuant to paragraphs (a) and (b) above, deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating that (i) to the best of such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and other related agreements and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a compliance certificate by the Borrower containing all information and calculations necessary for determining compliance by the Borrower with the covenants contained in Section 6.1;

     (d) Deliver to the Administrative Agent, with sufficient copies for the Banks, no later than March 31 and September 30 of each year, updated financial projections of the Borrower for each three year period beginning on January 1 and July 1 of each fiscal year commencing with such projections for the period starting on September 30, 2004, in form and substance satisfactory to the Administrative Agent; and

     (e) Furnish to the Administrative Agent copies of such other financial reports filed by the Borrower with any Governmental Authority or with any Mexican or other securities exchange and which are publicly available which the Administrative Agent (or any Bank through the Administrative Agent) may from time to time reasonably request; provided that the information will be furnished in Spanish unless information is provided publicly in English.

     SECTION 5.3.   Notice of Default; Litigation and Material Adverse Effect. Furnish to the Administrative Agent, not later than five Business Days after a Responsible Officer of the Borrower obtains knowledge thereof (and the Administrative Agent will notify each Bank thereof):

     (a) written notice of any Default or Event of Default, signed by a Responsible Officer of the Borrower, describing such Default or Event of Default and the steps that the Borrower proposes to take in connection therewith;

     (b) written notice of any litigation, action or proceeding pending or threatened in writing against the Borrower before any Governmental Authority, which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect; and

     (c) a certificate of a Responsible Officer of the Borrower setting forth details of any other event that may have a Material Adverse Effect on the Borrower and the actions the Borrower proposes to take with respect thereto.

     SECTION 5.4.   Use of Proceeds. Use the proceeds of Term Loans extended by the Existing USCP Banks solely for the repayment of the Existing USCP Debt of the Borrower under the Existing USCP Credit Agreement.

     SECTION 5.5.   Conduct of Business and Maintenance of Existence.

     (a) Continue to engage in business of the same general type as now conducted by it or authorized by its estatutos sociales or by the Concession Title and preserve, renew and keep in full force and effect its corporate existence, subject to any merger or consolidation permitted under Section 6.11 and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business (including, without limitation, the Concession Title) and comply with all contractual obligations (including the terms of such Concession Title) binding on it or its property except for failure to maintain any rights, privileges or franchises or to comply with contractual obligations which, in the aggregate, would not have a Material Adverse Effect.

     SECTION 5.6.   Maintenance of Government Approvals. Maintain in full force and effect all material governmental approvals (including any exchange control approvals), consents, licenses and authorizations which may be necessary or appropriate under any applicable law or regulation for the conduct of its business, for the execution, delivery and performance of this Agreement and the other Loan Documents by the Borrower and for the validity or enforceability against it hereof and thereof, and take all necessary governmental and administrative action in Mexico to make all payments to be made by it hereunder and thereunder. The Borrower will file all applications necessary for, and shall use its best efforts to obtain, any additional authorization as soon as possible after determination that such authorization or approval is required for the Borrower to perform its obligations hereunder or under this Agreement and the other Loan Documents, including, but not limited to, any filings necessary to obtain payment in US Dollars in respect of any amounts owing hereunder or under the other Loan Documents.

     SECTION 5.7.   Compliance with Laws and Other Instruments. Comply in all material respects with (a) all applicable Requirements of Law (including, without limitation, all applicable Mexican railroad regulations (including the filing of documents, the fulfillment of investment requirements and the performance of services as required in the Concession Title and the applicable laws and regulations)), and (b) any of the terms, covenants, conditions or provisions of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower is a party or bound or to which it may be subject, except in each case where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure to comply could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.8.   Maintenance of Properties; Insurance. (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance with financially sound, responsible and reputable insurance companies in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning and/or operating properties similar to those owned and/or operated by the Borrower or such Subsidiary, as the case may be, in the same general areas in which the Borrower or such Subsidiary owns and/or operates its properties.

     SECTION 5.9.   Maintenance of Books and Records and Inspection Rights. Maintain books, accounts and records in accordance with IFRS. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Bank, upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all during business hours of the Borrower or such Subsidiary and as often as reasonably requested.

     SECTION 5.10.   Payment of Obligations. Pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such contest effectively suspends collection of the contested obligation and the enforcement of any lien securing such obligation, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with IFRS and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.11.   Environmental Laws. (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except in each case where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where failure to comply could not reasonably be expected to have a Material Adverse Effect.

     SECTION 5.12.   Filings.

     (a) Within fifteen (15) calendar days following the Effective Date the Arrendadora Pledge shall be filed before the Public Registry of Property and Commerce (Registro Público de Propiedad y Comercio) (the “RPPC”) of the corporate domicile of Arrendadora, and in the Mexican Rail Registry (Registro Ferroviario Mexicano) (the “RFM”) and evidence thereof shall be delivered to the Administrative Agent.

     (b) (i) Within fifteen (15) Business Days as of its filing with the RFM, final registration of the Arrendadora Pledge shall be obtained with the RFM, and evidence thereof issued by the RFM shall be delivered to the Administrative Agent, and (ii) within one hundred and twenty (120) calendar days as of its filing with the RPPC final registration of the Arrendadora Pledge shall be obtained with the RPPC and the relevant deed (primer testimonio) duly recorded shall be delivered to the Administrative Agent.

     All fees, costs, rights, and expenses related to the execution, filing and registration of the Arrendadora Pledge shall be paid by the Borrower.

ARTICLE VI

NEGATIVE COVENANTS

     The Borrower covenants and agrees that for so long as this Agreement is in effect and until all of the Obligations are paid in full, the Borrower shall not, and shall not permit any of its Subsidiaries to:

     SECTION 6.1.   Financial Covenants. The financial covenants set forth in this Section 6.1 shall be calculated in Dollars and, to the extent any amounts necessary for the calculation thereof are denominated in a currency other than Dollars, such amounts shall be converted into Dollars based on (i) the Exchange Rate as of the close of business on the relevant date (for balance sheet items) and (ii) the average Exchange Rate for the relevant period (for income statement items).

     (a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter, for the period of four consecutive fiscal quarters ending on such day, to be less than 2.00 to 1.00.

     (b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, for the period of four fiscal quarters ending on such day, to be less than 1.00 to 1.00.

     (c) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on any date occurring during the periods set forth below, to be greater than the ratio set forth below opposite such period:

Period	Ratio
06/30/04 – 12/31/04	4.50 to 1.00
01/01/05 – 06/30/05	4.25 to 1.00
07/01/05 – 12/31/05	4.00 to 1.00
01/01/06 – 09/30/06	3.75 to 1.00

     (d) Capital Expenditures. Permit Capital Expenditures of the Borrower and its Consolidated Subsidiaries during any fiscal year to exceed the amount set forth opposite such fiscal year below:

Year	Amount
2004	$55 million
2005	$60 million
2006	$70 million

; provided that the amount of permitted capital expenditures in any fiscal year shall be increased by the portion of Excess Cash Flow for the prior fiscal year which the Borrower is not required to apply to prepay the Term Loans in accordance with Section 2.4(b)(ii).

     SECTION 6.2.   Margin Regulations. Use any part of the proceeds from the Term Loans for any purpose which would result in any violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System or to extend credit to others for any such purpose. The Borrower will not engage in, or maintain as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock.

     SECTION 6.3.   Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except:

     (a) the repurchase by the Borrower (on behalf of Grupo TFM) of Equity Interests of the Borrower from Mexico, provided that the consideration for such repurchase shall consist of cash or credits received by the Borrower from Mexico with respect to the VAT Refund, and the transfer by the Borrower of such cash or credits received to Grupo TFM, if necessary, to effect such purchase; and provided, further, that under no circumstance shall the Borrower assume Grupo TFM’s obligation to make such repurchase;

     (b) the declaration and payment of dividends to Grupo TFM by the Borrower in an amount not to exceed Grupo TFM’s operating expenses, corporate overhead costs and expenses and taxes; provided that the amount so dividended is actually used for such purpose; and provided further that (i) such dividends made pursuant to this clause (b) with respect to operating and corporate overhead costs and expenses do not in the aggregate exceed $1,000,000 for any fiscal year of the Borrower and (ii) such dividends made pursuant to this clause (b) with respect to taxes do not in the aggregate exceed $5,000,000 for any fiscal year of the Borrower; and

     (c) Any Subsidiary may make Restricted Payments to the Borrower.

     SECTION 6.4.   Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

     (a) Investments existing on the Effective Date and set forth on Schedule 6.4;

     (b) Temporary Cash Investments; and

     (c) stock, obligations or securities received in satisfaction of judgments.

     SECTION 6.5.   Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary prepayment of any Indebtedness other than the Term Loans, except pursuant to a refinancing of the Senior Notes or Senior Discount Debentures permitted by Section 6.9(b); or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any existing Indebtedness in a manner that could reasonably be expected to be adverse to the Banks hereunder.

     SECTION 6.6.   Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Subsidiary owned by the Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary, except:

     (a) existing on the Effective Date and set forth on Schedule 6.6;

     (b) existing in the Senior Note Indentures and the Senior Discount Debenture Indentures, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Banks than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

     (c) existing with respect to any Person or the property or assets of such Person acquired by the Borrower or any of its Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; or

     (d) with respect to a Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests of, or property and assets of, such Subsidiary.

     SECTION 6.7.   Limitation on Transactions with Stockholders and Affiliates. Enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5.0% or more of any class of Equity Interests of Grupo TFM or the Borrower or with any Affiliate of Grupo TFM or the Borrower or any Subsidiary, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate; provided that in no event shall Management Fees may be paid if, at the time of payment, the Consolidated Leverage Ratio is less than 3.0 to 1.0.

     SECTION 6.8.   Limitation on Liens. Create, incur, assume or suffer to exist any Lien on any of the Borrower’s or any Subsidiary’s assets or properties of any character, or on any shares of Equity Interests or Indebtedness of any Subsidiary, except:

(a) Liens existing on the Effective Date and set forth on Schedule 6.8;

     (b) Liens granted after the Effective Date on any of the assets or Equity Interests of the Borrower or its Subsidiaries created in favor of the Banks to secure the Obligations;

     (c) Liens upon real or personal property acquired after the Effective Date; provided that (i) such Liens are created solely for the purpose of securing Indebtedness not in excess of $10,000,000 in the aggregate at any time outstanding which is incurred to finance the cost (including the cost of improvement, lease or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 90 days after the later of the acquisition, the completion of construction or the commencement of full operation or the lease of such property, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100.0% of such cost and (iii) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     (d) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Borrower or any Subsidiary other than the property or assets acquired;

     (e) any interest or title of a lessor in the property subject to any Capitalized Lease, provided that the aggregate amount of such Capitalized Leases does not exceed $10,000,000 in the aggregate at any time outstanding;

     (f) Liens securing Indebtedness permitted by Section 6.9(g) on the assets financed with the proceeds of such Indebtedness; and

     (g) Permitted Liens.

     SECTION 6.9.   Limitation on Indebtedness. Create, incur, assume or suffer to exist Indebtedness except:

     (a) Indebtedness existing on the Effective Date and listed on Schedule 6.9;

     (b) refinancing of all or any portion of the Senior Notes and the Senior Discount Debentures; provided that (i) the aggregate principal amount of the refinanced Indebtedness is less than or equal to the amount of the Indebtedness being refinanced; (ii) such refinanced Indebtedness does not begin to amortize on or prior to the 2006 Final Maturity Date; (iii) the interest rate on the refinanced Indebtedness is lower than the rate applicable to the Indebtedness being refinanced; and (iv) the terms of the x Indebtedness following such refinancing are in all other respects no less favorable to the Banks than such Indebtedness prior to the refinancing thereof;

     (c) Indebtedness secured by Liens permitted by Sections 6.8(c)

     (d) Capitalized Leases secured by Liens permitted by Section 6.8(d);

     (e) Indebtedness under Swap Agreements (excluding equity based Swap Agreements) entered into in the ordinary course of business; provided that such Swap Agreements (i) are designed solely to protect the Borrower or its Subsidiaries against the fluctuations in foreign currency exchange rates or interest rates or rates in respect of fuel purchases or other acquisitions of fuel in the ordinary course of business and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

     (f) short-term Indebtedness for working capital purposes, including factoring or other similar arrangements with respect to current account receivables, not to exceed $10,000,000 at any time outstanding;

     (g) Indebtedness not in excess of $50,000,000 at any time outstanding, with no more than 1/25th of the aggregate principal amount due in any calendar year and a final maturity date of at least twenty-five years from the date of incurrence, from the Federal Railroad Administration under the Railroad Rehabilitation and Improvement Loan Program; the proceeds of which are used to finance improvements or construction related to Mexrail and Texas Mexican Railway Company; and

     (h) other Indebtedness of the Borrower or any of its Subsidiaries which provides for no amortization of principal on or prior to the 2006 Final Maturity Date and the proceeds of which are used to prepay the Term Loans in accordance with Section 2.4(b)(i).

     SECTION 6.10.   Limitation on Sale-Leaseback Transactions. Enter into any sale-leaseback transaction involving any of the Borrower’s or any of its Subsidiary’s assets or properties whether now owned or hereafter acquired, whereby the Borrower or a Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Borrower or such Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred, except (a) to the extent that the Attributable Debt created under such sale-leaseback transaction would be permitted pursuant to Section 6.9(d) and (b) the Borrower or such Subsidiary applies the Net Cash Proceeds received from any such sale to prepay the Term Loans in accordance with Section 2.4(b)(i).

     SECTION 6.11.   Limitation on Asset Sales. Consummate any Asset Sale, except:

     (a) sales of obsolete or worn out property in the ordinary course of business;

     (b) sales of inventory in the ordinary course of business;

     (c) sales of current accounts receivable pursuant to factoring or similar working capital financing arrangements permitted by Section 6.9(f); and

     (d) any other Asset Sales if (i) the consideration received by the Borrower or such Subsidiary is at least equal to the fair market value of the assets sold or disposed of; (ii) at least 80.0% of the consideration received consists of cash or Temporary Cash Investments; and (iii) the Net Cash Proceeds of such Asset Sale are applied in accordance with Section 2.4(b)(i); provided, however, that in no event shall the Borrower or any of its Subsidiaries enter into any Asset Sale with respect to future accounts receivables to be generated by it.

     SECTION 6.12.   Consolidation, Merger and Sale of Assets.

     Consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the property and assets of the Borrower or any of its Subsidiaries (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Borrower or any Subsidiary except that:

     (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary (provided that the Wholly Owned Subsidiary shall be the continuing or surviving corporation); and

     (b) any Subsidiary may dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Subsidiary (upon voluntary liquidation or otherwise) or (ii) pursuant to a disposition permitted by Section 6.11

     SECTION 6.13.   Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

     SECTION 6.14.   Limitation on Payment. Pay legal fees and expenses other than those that are reasonable and customary for businesses similarly situated and then only to the extent that such fees and expenses relate to services performed for the Borrower or any of its Subsidiaries.

ARTICLE VII

EVENTS OF DEFAULT

     SECTION 7.1.   Events of Default. The following specified events shall be “Events of Default” for the purposes of this Agreement:

     (a) The Borrower shall fail to pay any principal of, or any interest on, any Note or any Term Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any other amount under this Agreement within ten calendar days after any other amount becomes due in accordance with the terms hereof; or

     (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished at any time pursuant to or in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made, or

     (c) The Borrower shall default in the observance or performance of any covenant contained in Sections 5.1, 5.3(a), 5.4, 5.5, 5.10 or Article VI of this Agreement or either Guarantor shall default in the observance or performance of any covenant contained in any Loan Document to which it is a party; or

     (d) The Borrower shall default in the observance or performance of any other covenant or agreement contained in any Loan Document to which it is a party (other than as provided in Sections 7.1(a), 7.1(b) and 7.1(c)), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent; or

     (e) Any Loan Party shall (i) default in any payment of principal of or interest on any Indebtedness outstanding in an aggregate principal amount of at least U.S.$10,000,000 (or the equivalent thereof in another currency) (other than the Term Loans), including in the payment of any Guarantee (other than the Term Loan Guarantee), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case beyond any applicable grace period or cure period, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness, including the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, including any Guarantee to become payable; or

     (f) (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, concurso mercantil, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) in any jurisdiction seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party in any jurisdiction any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) to the extent applicable, remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party in any jurisdiction any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Loan Party shall admit in writing its inability to pay its debts as they become due; or

     (g) One or more judgments or decrees shall be entered against any Loan Party in any jurisdiction involving in the aggregate a liability (not paid or fully covered by insurance) of US$10,000,000 (or an amount in another currency equivalent thereto) or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or

     (h) Any Governmental Authority shall (i) condemn, nationalize, seize or otherwise expropriate any substantial portion of the assets or the capital stock of any Loan Party and such action is not reversed within a period of 60 days or (ii) take any action that would prevent any Loan Party from carrying on, or would materially interfere with, any material part of its business or operations, including, without limitation, any action that would result in the Concession Title ceasing to grant the Borrower the rights originally provided therein or the

Concession Title being terminated or the rights originally provided therein as exclusive to the Borrower becoming non-exclusive; or

     (i) A Change of Control shall occur; or

     (j) The validity of any Loan Document shall be contested by any Loan Party or any Governmental Authority or any Loan Party shall deny liability under any Loan Document to which it is a party or any Loan Document shall for any reason be terminated or become invalid, ineffective or unenforceable or any Lien created by the Arrendadora Pledge shall cease to be enforceable and of the same effect and priority purported to be created thereby; provided, in the case of any contest by a Governmental Authority such contest is not dismissed within a period of 60 days; or

     (k) Any governmental or other consent, license, approval (including any foreign exchange approval) or authorization which is now or may in the future be necessary or appropriate under any applicable law or regulation for the execution, delivery or performance by any Loan Party of any material obligation under any Loan Document to which it is a party or to make any Loan Document legal, valid, enforceable and admissible in evidence shall not be obtained or shall be withdrawn or shall cease to be in full force and effect or shall be modified in a manner which has a reasonable likelihood of having a Material Adverse Effect; or

     (l) Any restriction or requirement not in effect on the date hereof is imposed, whether by legislative enactment, decree, regulation, order or otherwise, which limits the availability or the transfer of foreign exchange by any Loan Party and interferes with any Loan Party’s performance of any material obligation under any Loan Document to which it is a party; or

     (m) There shall occur any circumstance and/or event of a financial, political or economic nature in Mexico which, in the reasonable judgment of the Majority Banks, is likely to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or any Note or either Guarantor to perform its obligations under the Loan Documents to which it is a party.

     SECTION 7.2.   Remedies. (a) If any Event of Default under Section 7.1(f) has occurred and is continuing, automatically the Commitments shall immediately terminate and the Term Loans, together with accrued interest thereon and any fees and all other Obligations accrued hereunder and under the Notes shall immediately become due and payable.

     (a) If any Event of Default other than under Section 7.1(f) has occurred and is continuing, the Administrative Agent shall, at the request of, or may with the consent of, the Majority Banks, declare the principal amount of the Term Loans to be forthwith due and payable, whereupon such principal amount, together with accrued interest thereon and any fees and all other Obligations accrued hereunder and under the Notes, shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

     SECTION 8.1.   Appointment. Each Bank hereby irrevocably designates and appoints JPMCB, as the Administrative Agent of such Bank under this Agreement, and each such Bank hereby irrevocably authorizes JPMCB, as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

     SECTION 8.2.   Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, attorneys-in-fact or affiliates, including without limitation, “Banco J.P. Morgan, S.A., Institución de Banca Múltiple, J.P. Morgan Grupo Financiero, División Fiduciaria (“Banco JPM”) in connection with the administration of the Peso Term Loans hereunder and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

     SECTION 8.3.   Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or any such Person under or in connection with any Loan Document (except for its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, any Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any Notes or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Except in respect of Section 3.1 or except as otherwise expressly stated herein, the Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Loan Document, or to inspect the properties, books or records of any Loan Party.

     SECTION 8.4.   Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any agreement (including this Agreement), note (including any Note), writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram or teletype message, statement, order or other document or facsimile transmission or telephone conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent

may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

     SECTION 8.5.   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or a Loan Party referring to this Agreement, describing such Default or Event of Default. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Majority Banks; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, in accordance with the terms hereof, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

     SECTION 8.6.   Non-Reliance on the Administrative Agent and Other Banks. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished by a Loan Party to the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     SECTION 8.7.   Indemnification. The Banks agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably in according with their Sharing Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which all of the Commitments shall have terminated and the Obligations shall have been paid in full, ratably in accordance with their respective Sharing Percentages immediately prior to such termination), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations or the 2006 Final Maturity Date) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that such indemnity shall not, as to the Administrative Agent, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The Agreements in this Section 8.7 shall survive the payment of the Obligations and the 2006 Final Maturity Date.

     SECTION 8.8.   The Administrative Agent in Its Individual Capacity. JPMCB and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though JPMCB were not the Administrative Agent hereunder. With respect to Term Loans made by it and any Note issued to it, JPMCB shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not the Administrative Agent, and the terms “Bank” and “Banks” shall include JPMCB and such Affiliates in their individual capacities.

     SECTION 8.9.   Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Banks and the Borrower. If the Administrative Agent shall resign or be removed as Administrative Agent under this Agreement, then the Majority Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to any Loan Document. If no successor agent has accepted appointment as the Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nonetheless thereupon become effective and the Banks shall assume and perform all the duties of the Administrative Agent thereunder until such time as the Majority Banks appoint a successor agent as provided above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this

Agreement. In the event the Administrative Agent resigns pursuant to this Section 8.9, all fees paid to the resigning Administrative Agent but not yet accrued shall be transferred to the successor Administrative Agent.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.1.   Transfers of Funds. All payments and other transfers of funds under this Agreement and the other Loan Documents, except in respect of payments of principal and interest on the Peso Term Loans, shall be made in immediately available funds, exclusively in U.S. Dollars, to accounts or payment offices maintained in New York, New York, unless, in the case of payments by or on behalf of a party other than the Borrower, otherwise specified herein or the recipient thereof shall otherwise agree. All payments and other transfers of funds under this Agreement in respect of payments of principal and interest on Peso Term Loans shall be made in immediately available funds, exclusively in Pesos, to accounts or payment offices maintained in Mexico City, Mexico.

     SECTION 9.2.   Financial Data. Except as otherwise provided herein, financial data required hereby shall be prepared both as to classification of items and as to amount in accordance with IFRS.

     SECTION 9.3.   Payment of Expenses, etc.

     (a) The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, upon demand to reimburse for the payment of all reasonable and documented out-of-pocket costs and expenses arising in connection with the preparation, execution and delivery of this Agreement and any other documents relating to the transactions contemplated hereby, including (i) the reasonable fees, travel expenses, courier charges, communication expenses, expenses associated with the execution of the Loan Documents and all other out-of-pocket expenses and (ii) all reasonable fees and disbursements of counsel for the Administrative Agent.

     (b) The Borrower further agrees, upon demand communicated through the Administrative Agent, to reimburse the Banks and the Administrative Agent for the payment of all of their out-of-pocket costs and expenses reasonably incurred by any of them and arising in connection with any Default or Event of Default or the enforcement of, or the amendment, modification, waiver and/or preservation of any rights under, this Agreement, the other Loan Documents or otherwise in connection with the transactions contemplated hereby, including all reasonable fees and disbursements of counsel of each Bank and the Administrative Agent, and all stamp taxes (including interest and penalties, if any), recording taxes and fees and filing taxes and fees which may be payable in respect thereof.

     SECTION 9.4.   Amendments and Waivers. No waiver, amendment, supplement or modification of any Loan Document shall be effective unless in writing and signed by the Loan Party party thereto and such other parties as are required under this Section 9.4. With the written consent of the Majority Banks, the Administrative Agent (on behalf of the Banks) may, from time to time, enter into written amendments, supplements or modifications to any Loan Documents for the purpose of adding any provisions thereto or changing in any manner the rights of the Banks, the Administrative Agent or of any Loan Party hereunder or thereunder, and with the consent of the Majority Banks, the Administrative Agent (on behalf of the Banks) may execute and deliver to the Loan Parties a written instrument waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any Loan Document or any Default or Event of Default and its consequences; provided, however, no such waiver and no such amendment, supplement or modification shall:

     (a) (i) extend the time of payment of any principal or interest on any Term Loan;

   (ii) reduce the principal amount of any Term Loan, reduce the rate of interest thereon, or reduce the amount or change the method of calculation of any fees;

   (iii) amend, modify or waive any provision of this Section 9.4;

   (iv) reduce the percentage specified in the definition of Majority Banks or Tranche Majority Banks or alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Banks or Tranches of Term Loans;

   (v) amend, modify or waive any provision of Section 3.1; or

   (vi) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document to which it is a party;

in each case without the written consent of any Bank affected thereby;

     (b) release all or a substantial portion of the collateral under the Arrendadora Pledge or release either Guarantor without the consent of all the Banks;

     (c) amend, modify or waive any provision of the Arrendadora Pledge or the Term Loan Guarantee, if the effect of such amendment, modification or waiver is adverse to the Banks, without the consent of the Majority Banks; or

     (d) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent.

     Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrower, the Banks, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Banks and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     SECTION 9.5.   GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

     SECTION 9.6.   Indemnification.

     (a) The Borrower agrees to indemnify the Administrative Agent, each Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever, including, without limitation, all reasonable fees, documented as to the scope of services provided, and disbursements of counsel (including the allocated cost of internal counsel) which may at any time (including at any time following the payment of the Obligations or the 2006 Final Maturity Date) be imposed on or incurred by any such Indemnified Party in connection with the investigation of, preparation for, participation in or outcome of any pending or threatened claim or cause of action relating to or arising out of this Agreement, any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Indemnified Party under or in connection with any of the foregoing and which would not have been incurred by or asserted or awarded against such indemnified party but for such Indemnified Party being involved with the Agreement or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Indemnified Party under or in connection with any of the foregoing; provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

     (b) This Section 9.6 shall survive the termination of this Agreement and the payment of the Obligations.

     SECTION 9.7.   Notices.

     (a) Except as otherwise expressly provided herein, all notices, requests, demands or other communications to or upon the respective parties hereunder shall be in writing, sent by courier or express mail service or by facsimile transmission and, unless otherwise expressly provided herein, shall be effective upon receipt by the party to whom such communications were sent, or, in the case of notice by facsimile, upon confirmation by the sender of receipt, addressed to such party, at its address shown in Schedule 1.1(e) (in the case of the Banks) or below (in all other cases) or at such other address as such party may hereafter notify to the other. Any communication with respect to a change of address shall be deemed to be given or made when received by the party to whom such communication was sent.

     (b) Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article

II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

If to the Borrower:	TFM, S.A. de C.V.
Av. Periférico Sur No. 4829
4[o] Piso
Parques del Pedregal, C.P. 14010
Delegación Tlalpan, México, D.F. México
Attention: Chief Financial Officer
Telephone: (011-52-555) 447-5870
Facsimile: (011-52-555) 447-5755

If to the Administrative Agent:	JPMorgan Chase Bank
(for any payment in Dollars)	1111 Fannin, 10th Floor
Houston, Texas 77002
Attention: Leah E. Hughes
Facsimile: (713) 750-2452
E-mail: Leah.E.Hughes@jpmorgan.com (for purposes of Section 5.01(d) only)
Dollar Account:

If to the Administrative Agent:	Banco J.P. Morgan, S.A.
(for any payment in Pesos)	Institución de Banca Múltiple
J.P. Morgan Grupo Financiero, División Fiduciaria
Paseo de las Palmas 405, 15th Floor
C.P. 11000, Mexico City, Mexico
Attention: Hector Loyo
Facsimile: 011-52-55-5283-1620
Peso Account:

     SECTION 9.8.   Table of Contents; Descriptive Headings; etc. The table of contents and descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     SECTION 9.9.   Survival of Agreements and Representations. All covenants, agreements, representations and warranties made herein, in the Notes, or in any certificate delivered pursuant hereto or thereto shall survive the execution and delivery hereof and the Term Loans made hereunder.

     SECTION 9.10.   Benefit of Agreement; Assignment. This Agreement shall be binding upon the Borrower, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Banks and their respective successors and assigns except that (a) the Borrower may not transfer or assign any or all of its rights or obligations hereunder except with the unanimous consent of all the Banks; (b) an assignment by a Bank of its rights and obligations hereunder and under the other Loan Documents can only be made (i) to a Mexican Financial Institution or a financial institution registered for purposes of Article 195 (I) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provision with Hacienda if no Event of Default has occurred and is continuing or (ii) to any Person if an Event of Default has occurred and is continuing; and (c) no Bank may assign its rights and obligations hereunder and under the other Loan Documents, except pursuant to an instrument of assignment in substantially the form of Exhibit C (an “Assignment and Acceptance”) and with the consent of the Administrative Agent (not be unreasonably withheld), which consent shall not be required in the case of an assignment to a Person party to this Agreement or a branch, agency or Subsidiary thereof (a “Bank Affiliate”); provided, however, that (i) the Borrower shall not be required to pay any further amounts pursuant to Sections 2.11, 2.13 and 2.14 than would have been required to be paid but for the transfer of such Bank’s interest to a Bank Affiliate or the making of Term Loans through another office or Subsidiary of such Bank, except as provided in Section 2.13, (ii) any such assignment shall be in a minimum amount of US$1,000,000 and (ii) the Assignee shall pay a fee of US$3,500 to the Administrative Agent prior to the consummation of such assignment (other than an assignment to a Bank Affiliate). In the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.13, 2.14 and 9.3. Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law and without compliance with the foregoing provisions of this Section 9.10; provided, however, that such pledge or assignment shall not release such Bank from its obligations hereunder.

     SECTION 9.11.   Participation. Each Bank shall have the right from time to time to sell one or more participations in its rights and obligations hereunder and under the other Loan Documents to a bank or financial institution organized and licensed under the laws of Mexico or a financial institution registered with the Hacienda. Each Bank agrees to notify the Borrower as promptly as practicable of the consummation of the sale of such a participation. No agreement or other arrangement governing any such creation and sale (a “Participation Agreement”) shall confer upon the purchaser of such interest (a “Participant”) any right to contact, negotiate with or seek information from the Borrower under this Agreement or the other Loan Documents or to enforce this Agreement or the other Loan Documents against the Borrower directly, except as provided below. Any Participation Agreement shall permit the Bank to consent to waivers, amendments, modifications or supplements of this Agreement without the consent of the Participant, except in the case of waivers, amendments or modifications extending the time for payment of principal of, or interest on, any Term Loan in respect of which such Participation was granted, or reducing the rate of interest thereon or reducing the principal amount thereof. Notwithstanding the foregoing, any Participant shall be entitled to the benefits of Sections 2.11, 2.13 and 2.14 pursuant to its Participation Agreement as if such Participant were a Bank named herein, provided, however, that the Borrower shall not be required to pay any further amounts pursuant to such Sections than would have been required to be paid but for the sale of participation interests in the Term Loans unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

     SECTION 9.12.   Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Banks are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency) at any time held and other indebtedness at any time owing by the Administrative Agent or the Banks to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Administrative Agent or the Banks shall have made any demand hereunder and although such obligations may be unmatured. Each of the Banks and the Administrative Agent agrees promptly to notify the Borrower no later than five Business Days after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.13.   SUBMISSION TO JURISDICTION; VENUE; SERVICE; WAIVER OF JURY TRIAL.

     (a) EACH OF THE PARTIES HERETO (AND ITS SUCCESSORS AND ASSIGNS) (i) AGREE THAT ANY CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY OR SUCCESSOR THERETO ARISING OUT OF THIS AGREEMENT OR ANY NOTE SHALL BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, TO THE JURISDICTION OF ANY COMPETENT COURT IN THE PLACE OF ITS CORPORATE DOMICILE AND TO APPELLATE COURTS THEREFROM AND EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO SUCH JURISDICTION FOR SUCH PURPOSE AND (ii) TO THE FULLEST EXTENT PERMITTED BY LAW, (A) IRREVOCABLY WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER PRINCIPAL DOCUMENT BROUGHT IN ANY SUCH COURT, (B) IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (C) IRREVOCABLY WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH CLAIM, SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER IT. EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ALL RIGHTS OF JURISDICTION IN ANY SUCH ACTION OR PROCEEDING, WHICH IT MAY NOW OR HEREAFTER BE AFFORDED BY LAW, IN ANY OTHER FORUM. EACH OF THE PARTIES HERETO FURTHER AGREES THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR

PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY MANNER PROVIDED BY LAW.

     (b) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO (AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     (c) FOR THE PURPOSE OF PROCEEDINGS IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURTS FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN, THE BORROWER HEREBY IRREVOCABLY DESIGNATES AS OF THE EFFECTIVE DATE CT CORPORATION SYSTEM WITH OFFICES CURRENTLY LOCATED AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011 AS ITS AGENT FOR SERVICE OF PROCESS. IN THE EVENT THAT SUCH AGENT OR ANY SUCCESSOR SHALL CEASE TO BE LOCATED IN THE BOROUGH OF MANHATTAN, THE BORROWER SHALL PROMPTLY AND IRREVOCABLY BEFORE THE RELOCATION OF SUCH AGENT FOR SERVICE OF PROCESS, IF PRACTICABLE, OR PROMPTLY THEREAFTER DESIGNATE A SUCCESSOR AGENT, WHICH SUCCESSOR AGENT SHALL BE LOCATED IN THE BOROUGH OF MANHATTAN, AND NOTIFY THE ADMINISTRATIVE AGENT THEREOF, TO ACCEPT ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS OR OTHER DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND FURTHER AGREES THAT SERVICE UPON SUCH AGENT SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE UPON THE BORROWER AND THAT FAILURE OF ANY SUCH AGENT TO GIVE ANY NOTICE OF SUCH SERVICE TO THE BORROWER SHALL NOT AFFECT THE VALIDITY OF SUCH SERVICE OR ANY JUDGMENT RENDERED IN ANY ACTION OR PROCEEDING BASED THEREON. EXCEPTING THE BORROWER, EACH OF THE PARTIES HERETO AGREES THAT SERVICE OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS ON SUCH PERSON MAY ALSO BE EFFECTED BY REGISTERED MAIL TO ITS ADDRESS AS SET FORTH IN SECTION 10.7 OR SCHEDULE 1.1(e). WITH RESPECT TO THE BORROWER, SERVICE, OF ANY AND ALL SUCH PROCESS OR OTHER DOCUMENTS TO CT CORPORATION OR SUCH OTHER AGENT FOR SERVICE OF PROCESS DESIGNATED BY THE BORROWER IN ACCORDANCE WITH THIS AGREEMENT, SERVICE OF PROCESS SHALL CONSTITUTE VALID AND EFFECTIVE SERVICE ONLY IF MADE IN PERSON.

     SECTION 9.14.   Judgment Currency. All payments made under this Agreement and the Notes shall be made in United States Dollars or Pesos as required by the terms hereof (the “Agreement Currency”), and, if for any reason any payment made hereunder is made in a currency (the “Other Currency”) other than the Agreement Currency, then to the extent that the payment actually received by the Banks or the Administrative Agent, when converted into the Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Banks or the Administrative Agent to purchase the Agreement Currency) falls short of the amount due under the terms of this Agreement or any other Loan Document, the Borrower, shall, as a separate and independent obligation of the Borrower, indemnify the Banks and the Administrative Agent and hold the Banks and the Administrative Agent harmless against the amount of such shortfall. As used in this Section 9.14, the term “Rate of Exchange” means the rate at which the Administrative Agent is able on the relevant date to purchase the Agreement Currency with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into, the Agreement Currency.

     SECTION 9.15.   Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     SECTION 9.16.   Waiver of Immunities. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by applicable law.

     SECTION 9.17.   Severability. To the fullest extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining portion of such provision and all other remaining provisions hereof will be construed to render them enforceable.

     SECTION 9.18.   Confidentiality. The Administrative Agent and each of the Banks agrees that it will not disclose without the prior consent of the Borrower (other than to its affiliates, employees, auditors or counsel or to another Bank) any information with respect to the Borrower which is furnished pursuant to this Agreement or any other Loan Document except that any such Person may disclose any such information (a) as has become generally available to the public other than by a breach by such Person of this Section 9.18, (b) as may be requested or required by any Governmental Authority having or claiming to have jurisdiction over such Person (provided that such Person does not object to such body’s claim of jurisdiction over it) or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in response to any summons or subpoena or any law, order, governmental direction, regulation or ruling applicable to such Person, or (d) to any prospective participant or assignee in connection with any contemplated transfer pursuant to Section 9.10 or Section 9.11, provided that such prospective transferee shall have been made aware of this Section 9.18 and shall have agreed to be bound by its provisions as if it were a party to this Agreement.

     SECTION 9.19.   No Waiver; Remedies. No failure on the part of the Administrative Agent or any of the Banks to exercise, and no delay in exercising, any right hereunder hall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 9.20.   Prior Agreements Superseded. As of the Effective Date, this Agreement shall completely and fully supersede all prior undertakings or agreements, both written and oral, between or among the Borrower, the Administrative Agent and/or the Banks, relating to the Existing Term Loan Debt, but excluding the Fee Letter.

     SECTION 9.21.   USA PATRIOT Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

     SECTION 9.22.   No Novation, Etc.

     (a) The terms and conditions of the Existing Term Loan Agreement are amended as set forth in, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to work a novation of any of the obligations under the Existing Term Loan Agreement. Notwithstanding any provision of this Agreement or any other document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of obligations hereunder shall be in substitution for, but not in payment of, the obligations owed by the Loan Parties under the Existing Term Loan Agreement.

     (b) From and after the Effective Date, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Existing Term Loan Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

[The remainder of page left blank intentionally; Signature page to follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

TFM, S.A. DE C.V., as Borrower
By:	/s/ James D. Standen
	Name:	James D. Standen
	Title:	Attorney in Fact

By:	/s/ Leon Ortiz
	Name:	Leon Ortiz
	Title:	Treasurer

[2004 TFM Credit Agreement Signature Page]

JPMORGAN CHASE BANK, as Administrative Agent
By:	/s/ Leah E. Hughes
	Name	Leah E. Hughes
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, as a Bank
By:	/s/ Linda M. Meyer
	Name	Linda M. Meyer
	Title:	Vice President

[2004 TFM Credit Agreement Signature Page]

\

BANK OF AMERICA, N.A.
By:	/s/ Jorge Rodriguez
	Name:	Jorge Rodriguez
	Title:	Principal

[2004 TFM Credit Agreement Signature Page]

BANKBOSTON N.A.
By:	/s/ Jorge Rodriguez
	Name:	Jorge Rodriguez
	Title:	Treasurer

[2004 TFM Credit Agreement Signature Page]

COMERICA BANK
By:	/s/ Robert J. Hurley
	Name:	Robert J. Hurley
	Title:	AVP

[2004 TFM Credit Agreement Signature Page]

HSH NORDBANK AG
By:	/s/ Gunther Kunert
	Name:	Gunther Kunert
	Title:	Illegible

[2004 TFM Credit Agreement Signature Page]

STANDARD CHARTERED BANK
By:	/s/ Fernando Iglesia
	Name:	Fernando Iglesia
	Title:	Senior Vice President

[2004 TFM Credit Agreement Signature Page]

BBVA BANCOMER S.A.
By:	/s/ Gregorio Merino Rendon
	Name:	Gregorio Merino Rendon
	Title:	Senior Banker Banca Corporativa

BBVA BANCOMER S.A.
By:	/s/ Emilio Ledesma Heredia
	Name:	Emilio Ledesma Heredia
	Title:	Director Divisional Banca Corporativa

[2004 TFM Credit Agreement Signature Page]

CITIBANK, N.A.
By:	/s/ Ing. Antonio Munoz Gomez
	Name:	Ing. Antonio Munoz Gomez
	Title:	Director Banca Corporativa y de Inversion

By:	/s/ Fedrico Delgado Pastor Surrell
	Name:	Fedrico Delgado Pastor Surrell
	Title:	Director

[2004 TFM Credit Agreement Signature Page]

EXPORT DEVELOPMENT CANADA
By:	/s/ Illegible
	Name:	Illegible
	Title:	Asst Management

By:	/s/ Bruce Dunlop
	Name:	Bruce Dunlop
	Title:	Portfolio Manager

[2004 TFM Credit Agreement Signature Page]

WESTLB AG, NEW YORK BRANCH
By:	/s/ Illegible
	Name:	Illegible
	Title:	Illegible

By:	/s/ Daniel Hitchcock
	Name:	Daniel Hitchcock
	Title:	Director Credit Americas

[2004 TFM Credit Agreement Signature Page]

RZB FINANCE LLC
By:	/s/ Griselda Alvizo
	Name:	Griselda Alvizo
	Title:	Vice President

By:	/s/ Pearl Geffers
	Name:	Pearl Geffers
	Title:	First Vice President

[2004 TFM Credit Agreement Signature Page]

MIZUHO CORPORATE BANK, LTD.
By:	/s/ Takeo Kada
	Name:	Mr. Takeo Kada
	Title:	Deputy General Manager

[2004 TFM Credit Agreement Signature Page]